UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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April 4, 2024

Notice of Annual Meeting and Proxy Statement

Date:	May 16, 2024
Time:	10:00 a.m. (Pacific time)

This year’s annual meeting of stockholders will be held completely virtually.

To participate, vote, or submit questions 15 minutes before and during the annual meeting via live webcast, please visit: www.virtualshareholdermeeting.com/ilmn2024. There will not be a physical location for the annual meeting.

The agenda for this year’s annual meeting includes the following items:

1.	Elect eleven nominees to our Board of Directors;

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2024;

3.	Hold an advisory vote to approve the compensation provided to the “named executive officers” as disclosed in the accompanying proxy statement; and

4	Transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Illumina Board of Directors (the “Board of Directors” or the “Board”) unanimously recommends that you vote “FOR” the nominees proposed by the Board of Directors and “FOR” the other proposals recommended by the Board. Only your latest validly executed proxy will count and any proxy may be revoked at any time prior to its exercise at the annual meeting as described in the accompanying proxy statement.

Stockholders as of the record date of March 22, 2024, are entitled to notice of and to vote on the matters listed in the proxy statement.

The proxy statement and accompanying proxy are being mailed to our stockholders on or about April 4, 2024, concurrently with the mailing of our annual report on Form 10-K for the fiscal year ended December 31, 2023.

By Order of the Board of Directors,

CHARLES DADSWELL

General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 16, 2024: The proxy statement and Annual Report to Stockholders are available at www.proxyvote.com.

Voting is easy:
VIA THE INTERNET. You may vote at www.proxyvote.com, 24 hours a day, seven days a week, prior to 11:59 p.m. (Eastern time) on May 15, 2024.
BY TELEPHONE. You may vote using a touch-tone telephone by calling: 1-800-690-6903, 24 hours a day, seven days a week, prior to 11:59 p.m. (Eastern time) on May 15, 2024.

BY MAIL. If you received printed proxy materials, you may submit your vote by completing, signing, and dating each proxy card received and returning it in the prepaid envelope to be received no later than May 15, 2024.

DURING THE ANNUAL MEETING. Instructions on how to vote while participating in our annual meeting live via the internet are posted at www.virtualshareholdermeeting.com/ilmn2024. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

If you are a beneficial owner of your shares, you should have received a Notice of Internet Availability of Proxy Materials or voting instructions from the broker or other nominee through which you hold your shares. You should follow the instructions in the Notice of Internet Availability of Proxy Materials or voting instructions provided by your broker or other nominee in order to instruct your broker or other nominee on how to vote your shares.

Letter from Independent Chair of the Board

Dear Fellow Stockholders,

2023 was an eventful for year for Illumina. As I write this letter, I hope you can see that we have both responded to the challenges and positioned Illumina to be stronger as we progress the Company’s mission to improve human health by unlocking the power of the genome.

During last year’s proxy contest, the Board of Directors had extensive conversations with our stockholders. Three new independent directors joined the Board. The Board then elected me as Chair.

The Nominating/Corporate Governance Committee conducted a thoughtful and comprehensive CEO search. Assisted by a third-party executive search firm, the Committee considered internal and external candidates. That process culminated with the Board’s September appointment of Jacob Thaysen as Illumina’s CEO and as a director of the Board.

Altogether, in 2023 we had six changes to an eleven member board, effectively creating a refreshed Board committed to serving our stockholders. Following these changes, the Board also refreshed the Audit, Nominating/Corporate Governance, and Compensation Committees, and we appointed Sue Siegel as Chair of the Compensation Committee.

These changes to our Board have been accomplished while also incorporating valuable stockholder feedback on executive compensation plans, both for the design of our new CEO’s compensation package and our executive compensation program. Additionally, as we disclosed, the Board is working with management to divest GRAIL as quickly as possible. We have set a goal of finalizing the terms of the divestiture by the end of the second quarter of 2024.

Illumina’s Board is committed to continuous refreshment to ensure it has the appropriate skills, experience, and diversity of perspectives to support the Company’s future. At this 2024 annual meeting of stockholders, we have nominated Anna Richo, an accomplished general counsel and chief compliance officer, as a director. We also have rotated leadership of the Nominating/Corporate Governance Committee to Scott Gottlieb, who was appointed Chair as of March 20, 2024. I have additionally joined as a member of the Nominating/Corporate Governance Committee.

As Illumina moves through 2024, we remain focused on execution to create sustainable stockholder value. We are enhancing our focus on end-to-end workflows to more comprehensively support our customers, and we are working to deliver innovation in applications across multiomics and in modalities like single cell and spatial to address further customer needs.

On behalf of the entire Board, I would like to express our gratitude for your ongoing support. We appreciate we are stewards of an important company that is critical to realizing the significant potential of next-generation sequencing, and to unlocking life-changing benefits for patients and value for our customers and stockholders.

Sincerely,

Stephen P. MacMillan

Independent Chair of the Board

Board Responsiveness to Stockholder Feedback

Our Board values stockholder feedback and is committed to robust stockholder outreach. Feedback received is conveyed to the full Board and respective committees of the Board (the “Board committees”), and informs the Board and Committee discussions and decisions.

In response to the 2023 Say on Pay vote result and following the 2023 annual meeting, Illumina:

Offered engagement with stockholders owning ~61% of outstanding shares[1]	Conducted 25 post-annual meeting engagements with stockholders
Held discussions with stockholders owning ~56% of outstanding shares[1]	Ensured that independent directors led 100% of the engagements

The Illumina Engagement Team included the Board Chair, the Chair of the Compensation Committee, the Chair of the Nominating/Corporate Governance Committee, the Chair of the Audit Committee, and 1 other independent director.

All calls included at least 2 independent directors.

(1)	Ownership based on Form 13F filings for the quarter ended September 30, 2023

The table below outlines the compensation-related feedback received from stockholders following the 2023 annual meeting, the actions taken by the Board in response, and the impact of these actions.

Stockholder Feedback “What We Heard”	Responsive Action “What We Did”	Impact of Action “Why It Is Important”

Overview of New CEO’s Compensation Package
If necessary, one-time grants should have performance requirements	✓ 70% of make-whole equity grant contingent on 3-year relative total shareholder return (“TSR”) performance	✓ Direct response to stockholder feedback ✓ Aligns CEO’s interests with those of long-term stockholders
Prevent “pay for failure” upon separation	✓ Make-whole cash payments subject to 2-year continued employment clawback provisions ✓ Time-based make-whole restricted stock units (“RSUs”) ratably vest over 3 years	✓ Protects against windfall to CEO upon early termination/resignation ✓ Enhances retention value and stability
Compensation structures and policies should encourage equity ownership	✓ RSU matching for open market purchases, up to $1 million for limited period ✓ Increased CEO stock ownership requirement to 6X ✓ One-year post-vesting holding requirement for annual equity awards	✓ Aligns CEO’s interests with those of long-term stockholders ✓ Disincentivizes excessive risk taking

Stockholder Feedback “What We Heard”	Responsive Action “What We Did”	Impact of Action “Why It Is Important”

Overview of Executive Compensation Program
Incentives should be aligned with performance and stockholder value	✓ On average, 85% of 2023 target compensation for named executive officers (“NEOs”) consisted of at-risk pay elements	✓ Ensures continued focus on short- and long-term strategy ✓ Aligns NEOs’ interests with those of long-term stockholders
Annual cash bonus should be based on 12-month Company performance	✓ For 2024, annual cash bonus set with a 12-month performance period instead of 2 half-year performance periods	✓ Direct response to stockholder feedback ✓ NEOs compensated based on full-year performance
Performance stock units (“PSUs”) should comprise at least 50% of target equity incentives	✓ 50% of 2023 annual equity in the form of PSUs ✓ For 2024, increased to 70% of annual equity in the form PSUs	✓ Direct response to stockholder feedback ✓ Strengthens alignment of NEO’s interests with those of long-term stockholders
Equity incentives should have multi-year performance goals	✓ In 2023, PSUs based on relative TSR had 3-year performance goal and PSUs based on EPS had 2-year performance goal ✓ For 2024, all PSUs will have 3-year performance goals	✓ Ensures NEO focus on long-term performance ✓ Strengthens alignment of payouts with long-term stockholder value creation

NEO Pay Structure Aligned with Our Philosophy

At the heart of our executive compensation philosophy is a commitment to variable, incentive-based pay that strives to align stockholder value with the economic interests of our management team.

New CEO Pay Structure Focuses on Performance Incentives

Incentive Design and Practices Align with Executive Compensation Philosophy

Practice	Pay for Performance	Align Interests	Competitive Rewards	Retention

Over 85% of executive officer total direct compensation is at risk	✓	✓	✓	✓

Performance incentives require minimum performance against preset goals and are capped to minimize excessive risk taking	✓	✓	✓	✓

Challenging short and long-term goals incentivize exceptional performance	✓	✓	✓	✓

Robust stock ownership, anti-hedging and pledging, and clawback policies strengthen alignment of interests		✓		✓

Comprehensive annual review and analysis of executive compensation ensures internal and external alignment	✓	✓	✓	✓
Stockholder feedback is key input to Board committee discussions	✓	✓	✓

Annual Meeting & Voting Information

ANNUAL MEETING INFORMATION

Date: May 16, 2024

Time: 10 a.m. (Pacific time)

Location: Internet webcast only at:

www.virtualshareholdermeeting.com/ilmn2024

There will not be a physical location for the annual meeting. See “How may I attend and participate in the annual meeting?” on page 81.

Record Date: March 22, 2024

ITEMS TO BE VOTED ON	Board Recommendation
1. The election of eleven nominees to our Board of Directors	✓ For All Nominees
2. Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2024	✓ For
3. Advisory vote to approve compensation provided to the “named executive officers” as disclosed in this proxy statement	✓ For

Who We Are

Our Mission

To improve human health by unlocking the power of the genome.

Our Company

We are a global leader in sequencing- and array-based solutions for genetic and genomic analysis. Our products and services serve customers in a wide range of markets, enabling the adoption of genomic solutions in research and clinical settings.

Researchers and clinicians use our products to analyze the genome at all levels of complexity, from targeted panels to whole-genome sequencing. This enables them to discover, detect, diagnose, and treat diseases from cancer to COVID-19.

Our Markets

Illumina is innovating across multiple markets which include:

Research & Applied Markets: Historically our core business has been in the life sciences research market, which includes laboratories associated with universities, research centers, and government institutions, along with biotechnology and pharmaceutical companies.

Clinical Markets: We have increased our focus on enabling translational and clinical markets through the introduction of best-in-class sequencing technology, including in reproductive and genetic health and oncology.

By assessing many genes simultaneously, our next-generation sequencing (NGS) technology is also accelerating rare and undiagnosed disease research to discover the genetic causes of inherited disorders.

Using NGS can reduce costs compared to traditional methods of disease diagnosis, which are often expensive and inconclusive while requiring extensive testing.

Key Focus Areas Research & Applied Cancer Microbiology Agrigenomics Complex Disease Cell & Molecular Biology Clinical Reproductive Health Genetic & Rare Disease Oncology

Illumina, Inc. 2024 Proxy Statement • 1

Skilled Director Nominees & Robust Corporate Governance

The Board of Directors believes that maintaining a highly qualified Board and strong corporate governance is the foundation for enhancing investor confidence and increasing stockholder value.

Providing robust oversight is fundamental to our strategy to enhance performance by creating an environment that increases operational efficiency and encourages long-term productivity and growth.

Key Governance Principles and Practices
Independent Oversight	Accountability to Stockholders	Commitment to Stockholder Rights	Effective Risk Oversight
Independent Chair	One vote per share	Stockholders can call a special meeting	Full Board oversight of risk management
All directors other than CEO are independent	Annual director elections	Simple majority vote requirement for charter amendments and mergers	Key Board committees oversee risks within their respective areas
100% independent Board committees	Majority vote standard for uncontested director elections	Proxy access	Senior executives provide regular updates to Board committees and the full Board

2 • Illumina, Inc. 2024 Proxy Statement

Director Nominee Skills Matrix

The following table below summarizes the key skills and experiences of our director nominees. Further details about their qualifications are set forth in their respective individual biographies.

Director Nominee	MD / PhD	Financial Expertise	International Experience	Regulatory Experience	Technology & Innovation	Life Sciences	Public Company Executive	Risk Oversight / Management

Stephen MacMillan		✓	✓	✓	✓	✓	✓	✓

Jacob Thaysen	✓		✓	✓	✓	✓	✓	✓

Frances Arnold	✓			✓	✓	✓

Caroline Dorsa		✓	✓	✓		✓	✓	✓

Robert Epstein	✓			✓	✓	✓	✓	✓

Scott Gottlieb	✓			✓		✓		✓

Gary Guthart	✓	✓	✓	✓	✓	✓	✓	✓

Anna Richo			✓	✓		✓	✓	✓

Philip Schiller			✓	✓	✓		✓

Susan Siegel		✓	✓	✓	✓	✓	✓	✓

Scott Ullem		✓	✓	✓	✓	✓	✓	✓

Illumina, Inc. 2024 Proxy Statement • 3

Information About the Current Board

The following table sets forth the names, ages, standing Board committee assignments, and positions of our directors as of April 4, 2024.

Name	Age	Independent	Audit Committee	Compensation Committee	Nominating/ Corporate Governance Committee	Science and Technology Committee	Other Public Company Boards

Stephen P. MacMillan, Chair	60	✓					1

Jacob Thaysen, Ph.D., CEO	48						0

Frances Arnold, Ph.D.	67	✓					1

Caroline D. Dorsa	64	✓					2

Robert S. Epstein, M.D.	68	✓					2

Scott Gottlieb, M.D.	51	✓					1

Gary S. Guthart, Ph.D.	58	✓					1

Philip W. Schiller	63	✓					0

Susan E. Siegel	63	✓					2

Andrew J. Teno[1]	39	✓					2

Scott B. Ullem	57	✓					1

Number of Meetings in 2023			9	9	10	3

 Chair   Member   Audit Committee Financial Expert (for purposes of Section 407 of Sarbanes-Oxley Act)

(1)

Mr. Teno is an employee at Icahn Capital LP, an affiliate of Icahn Partners LP. Mr. Teno was nominated to the Board by Icahn Partners LP and certain of its affiliates in 2023 and was duly elected by the Company’s stockholders at the 2023 annual meeting of stockholders. Mr. Teno will not be standing for re-election at the 2024 annual meeting of stockholders.

4 • Illumina, Inc. 2024 Proxy Statement

The following table summarizes certain demographic information about our current Board as of April 4, 2024:

Board Diversity Matrix

11 Total Directors
	Female	Male	Non-Binary	Did Not Disclose Gender Identity

Part I: Gender Identity

Directors	3	8	0	0

Part II: Demographic Background

African American or Black	0	0	0	0

Alaskan Native or Native American	0	0	0	0

Asian	1	0	0	0

Hispanic or Latinx	0	0	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	2	8	0	0

Two or More Races or Ethnicities	0	0	0	0

LGBTQ+	0

Did Not Disclose Demographic Background	0

Illumina, Inc. 2024 Proxy Statement • 5

2024 Director Nominees

Upon the recommendation of the Nominating/Corporate Governance Committee of the Board, the Board of Directors has nominated for election at the 2024 annual meeting the eleven nominees named in the table below to hold office until the annual meeting of stockholders in 2025 and until their successors are duly elected and qualified or until their earlier death, resignation, retirement, disqualification or removal from office. The Nominating/Corporate Governance Committee has recommended that Ms. Anna Richo be elected as a new director at the 2024 annual meeting. In today’s evolving global business and regulatory environment, the Committee determined that the addition of Ms. Richo will broaden the skills of the current Board, particularly given her legal, compliance and ethics expertise. Mr. Andrew Teno will not be standing for re-election at the 2024 annual meeting of stockholders.

Name	Age	Independent	Director Since	Principal Occupation

Frances Arnold, Ph.D.	67	✓	2016	Linus Pauling Prof. of Chemical Engineering, Biochemistry & Bioengineering at the California Institute of Technology; Director at Alphabet

Caroline D. Dorsa	64	✓	2017	Board Chair at Biogen

Robert S. Epstein, M.D.	68	✓	2012	CEO & Co-founder of Epstein Health LLC; Board chair at Veracyte

Scott Gottlieb, M.D.	51	✓	2020	Partner at New Enterprise Associates and senior fellow at AEI; Former FDA Commissioner; Director at Pfizer

Gary S. Guthart, Ph.D.	58	✓	2017	President and CEO at Intuitive Surgical

Stephen P. MacMillan, Chair	60	✓	2023	Chairman, President and CEO at Hologic, Inc.

Anna Richo	63	✓	—	Corporate SVP, Strategic Advisor to the CEO and General Counsel at Cargill, Inc.

Philip W. Schiller	63	✓	2016	Apple Fellow at Apple, Inc.

Susan E. Siegel	63	✓	2019	Senior Lecturer at MIT Sloan School of Management

Jacob Thaysen, Ph.D., CEO	48		2023	CEO at Illumina, Inc.

Scott B. Ullem	57	✓	2023	CFO at Edwards Lifesciences

6 • Illumina, Inc. 2024 Proxy Statement

Frances Arnold, Ph.D.

Profile

Director since 2016

Nobel Prize in Chemistry

Age: 67

Board Committees

Nominating/Corporate Governance

Science and Technology (Chair)

Education

•  B.S. in Mechanical and Aerospace Engineering from Princeton University

•  Ph.D. in Chemical Engineering from the University of California, Berkeley

Relevant Expertise

Dr. Arnold’s academic and research experience provides valuable insight into the needs of our customers and the opportunities associated with serving the research market. Given that our continued growth is dependent on scientific and technical advances, Dr. Arnold’s expertise in chemistry and engineering provides the Board with strategic and technical insight into the risks and opportunities associated with our business.

Career Highlights

•  Linus Pauling Professor of Chemical Engineering, Biochemistry and Bioengineering at the California Institute of Technology

•  Director of the Donna & Benjamin M. Rosen Bioengineering Center at the California Institute of Technology

•  Co-Chair of the President’s Council of Advisers on Science & Technology, Executive Office of the President (since January 2021)

•  Co-Founder of Gevo, Inc. (2005), Provivi, Inc. (2014), and Aralez Bio (2019)

Public Board Service
• Alphabet, Inc. (since 2019)
Non-Public Board Service
• Altos Labs (since 2021) • National Resilience, Inc. (since 2020) • Generate Biomedicines (since 2019) • Provivi, Inc. (since 2014)
Of Note

•  Nobel Prize in Chemistry (2018)

•  Millennium Technology Prize (2016)

•  Inducted into U.S. National Inventors Hall of Fame (2014)

•  US National Medal of Technology and Innovation (2013)

•  Charles Stark Draper Prize of U.S. National Academy of Engineering (2011)

•  Elected to U.S. National Academies of Science, Medicine, and Engineering, the American Academy of Arts and Sciences, and the American Philosophical Society

•  Member of Pontifical Academy of Sciences (since 2019)

•  Board of Trustees, Gordon Research Conferences (since 2016)

•  13 honorary doctorates

Illumina, Inc. 2024 Proxy Statement • 7

Caroline D. Dorsa

Profile

Director since 2017

Financial Expert

Age: 64

Board Committees

Audit (Chair)

Education

•  B.A. in History from Colgate University

•  MBA in Finance and Accounting from Columbia University

Relevant Expertise

Ms. Dorsa’s deep knowledge of clinical markets, especially as our technology and products are increasingly utilized in clinical settings, significantly enhances the Board’s understanding of these markets and the risks and opportunities associated with operating in markets regulated by the U.S. Food and Drug Administration (“FDA”). In addition, as a result of her significant financial and accounting expertise, Ms. Dorsa is an audit committee financial expert under applicable US Securities and Exchange Commission (“SEC”) rules.

Career Highlights

•  EVP and CFO, Public Service Enterprise Group, Inc. (2009 – 2015)

•  SVP of Global Human Health, Strategy and Integration, Merck & Co., Inc. (2008 – 2009)

•  SVP and CFO, Gilead Sciences, Inc. (2007 – 2008)

•  EVP and CFO, Avaya, Inc. (2007)

•  Various financial and operational positions at Merck & Co., Inc. including Vice President and Treasurer (1987 – 2007)

Public Board Service

•  Biogen, Inc. (since 2010; Chair since 2023)

•  Duke Energy Corporation (since 2021)

•  Intellia Therapeutics, Inc (2015 – 2023)

•  Goldman Sachs Funds (2016 – 2021)

•  Public Service Enterprise Group, Inc. (2003 – 2009)

Non-Public Board Service
• Founder and current board member emeritus, Institute for Advanced Clinical Trials for Children (since 2016) • Junior Achievement of New Jersey (2009 – 2015)
Of Note
• Named Best 50 Women in Business by NJBIZ (2014)

8 • Illumina, Inc. 2024 Proxy Statement

Robert S. Epstein, M.D.

Profile

Director since 2012

Age: 68

Board Committees

Compensation

Nominating/Corporate Governance

Education

•  B.S. in Biomedical Science and M.D. from the University of Michigan (6-year program)

•  M.S. in Preventative Medicine from the University of Maryland

Relevant Expertise

Dr. Epstein’s in-depth experience and practical knowledge includes how molecular diagnostic tests are reimbursed, and the issues raised by payors and other evidentiary authorities. As our technology and products are increasingly utilized in clinical settings, Dr. Epstein’s experience contributes to the Board’s understanding of these markets, our products’ diagnostic uses, and the risks and opportunities associated with operating in markets regulated by the FDA and elsewhere.

Career Highlights

•  CEO & Co-Founder, Epstein Health LLC, a strategic advisory firm servicing private equity investors and companies in the field of healthcare technology innovation (since 2012)

•  Chief R&D Officer and President, Medco-UBC, a 2,400-employee global pharmaceutical services company focused on market access and personalized medicine solutions (2010 – 2012); Chief Medical Officer (1997 – 2010)

Public Board Service
• Veracyte, Inc. (since 2015; Chair since 2023) • Fate Therapeutics, Inc. (since 2014)
Non-Public Board Service

•  Tasso, Inc. (since 2023)

•  Diadem srl (since 2022)

•  Proteus Digital Health (2013 – 2020)

•  Chairman, Decipher Biosciences (2019 – 2021)

•  Board of Managing Directors, Biologics and Biosimilars Collective Intelligence Consortium (2017– 2020)

•  President of the International Society of Pharmacoeconomics and Outcomes Research (1998 – 1999)

Of Note

•  Fortune magazine ranked Medco as #3 most innovative companies (behind Apple and Nike) for Dr. Epstein’s work in promulgating personalized medicine testing

•  Hosted a webcast called “On Call with Dr. Rob,” which won two Telly Awards

•  Published 100+ peer-reviewed medical articles and book chapters and serves as a reviewer for several influential medical journals.

Illumina, Inc. 2024 Proxy Statement • 9

Scott Gottlieb, M.D.

Profile

Director since 2020

FDA Commissioner (2017 – 2019)

Age: 51

Board Committees

Nominating/Corporate Governance (Chair)

Compensation

Education

•  B.A. in Economics from Wesleyan University

•  M.D. from Mount Sinai School of Medicine of New York University

Relevant Expertise

Dr. Gottlieb’s extensive policy expertise, including his experience as FDA Commissioner from 2017-2019, contributes to the Board’s deeper understanding of the risks and opportunities associated with offering FDA-regulated products especially as our growth continues to become more dependent on clinically approved products.

Career Highlights

•  Partner, New Enterprise Associates and senior fellow at AEI, a public policy think tank (since 2019)

•  23rd Commissioner, FDA (2017 – 2019)

•  Various roles in the public and private sectors including serving as Venture Partner at New Enterprise Associates (2007 – 2017)

•  FDA Deputy Commissioner for Medical and Scientific Affairs (2005 – 2007)

•  Senior Advisor for Medical Technology to the FDA Commissioner (2003 – 2004)

Public Board Service
• Pfizer, Inc. (since 2019)
Non-Public Board Service

•  Mount Sinai Medical System, Inc. (since 2023)

•  Commanche Biopharma (since 2023)

•  National Resilience, Inc. (since 2020)

•  Aetion, Inc (since 2019)

•  Tempus Labs (since 2019)

•  Daiichi Sankyo, Inc (2015 – 2017)

Of Note
• Columnist, Wall Street Journal • Contributor to CNBC and CBS Face the Nation • Elected Member of the National Academy of Medicine

10 • Illumina, Inc. 2024 Proxy Statement

Gary S. Guthart, Ph.D.

Profile

Director since 2017

Financial Expert

Age: 58

Board Committees

Audit

Science and Technology

Education

•  B.S. in Engineering from the University of California, Berkeley

•  M.S. and Ph.D. in Engineering Science from the California Institute of Technology

Relevant Expertise

Dr. Guthart’s deep business, operating, financial, and scientific experience as an executive and CEO of a public life sciences and technology company in complex, high growth markets provides valuable perspective to the Board and the Company’s strategic planning, business development and R&D efforts.

Career Highlights

•  Chief Executive Officer, Intuitive Surgical (since 2010); President (2007 – 2023); Chief Operating Officer (2006 – 2007); Vice President of Engineering (2002 – 2006); Other roles (1996 – 2002)

•  Member of core team developing foundational technology for computer-enhanced surgery at SRI International (1992 –1996)

•  Member of human factors research lab at NASA (early career)

Public Board Service
• Intuitive Surgical, Inc. (since 2009) • Affymetrix, Inc. (2009 – 2016)
Of Note

•  Board Member, Silicon Valley Leadership Group, a public policy association in Northern California (2020 – 2023)

•  Co-inventor on more than 50 patents at Intuitive Surgical

•  #9 Glassdoor Top 100 CEOs (2019)

•  #19 Fortune’s Businessperson of the Year (2019)

•  #51 Intuitive rank, Drucker Institute’s Management Top 250 (2019)

Illumina, Inc. 2024 Proxy Statement • 11

Stephen P. MacMillan

Independent Chair

Profile

Director since 2023

Age: 60

Board Committees

Nominating/Corporate Governance

Education

•  B.A. in Economics from Davidson College

•  Harvard Business School’s Advanced Management Program

Relevant Expertise

Mr. MacMillan’s extensive industry leadership, including his current role as CEO of an innovative, global medical technology company focused on molecular diagnostics and testing significantly contributes to the Board’s understanding and oversight of the R&D and technology critical to the continued success of the Company.

Career Highlights

•  President and Chief Executive Officer, Hologic, Inc (since 2013); Chairman (since 2015)

•  Chief Executive Officer, sBioMed, LLC, a biomedical research company (2012 – 2013)

•  President and Chief Executive Officer, Stryker (2005 – 2012); Chairman (2010 – 2012); Chief Operating Officer (2003 – 2005)

•  Senior executive with Pharmacia overseeing five global businesses with revenues exceeding $2 billion (2000 – 2003)

•  Senior executive with Johnson & Johnson, in the U.S. and Europe, including as President of its consumer pharmaceuticals joint venture with Merck (1989 – 1999)

Public Board Service
• Hologic, Inc. (since 2013) • Boston Scientific Corporation (2015 – 2021) • Alere, Inc. (2013 – 2015) • Stryker Corporation (2005 – 2012) • Texas Instruments Incorporated, Inc. (2008 – 2012)
Non-Public Board Service

•  Advanced Medical Technology Association (since 2015)

•  Davidson College Board of Trustees (2016 – 2021)

•  MDSave Inc. (2013 – 2015)

•  Domain Surgical, Inc. (2013 – 2014)

•  Greater Kalamazoo United Way Inc (2005 – 2012)

Of Note
• Member, National Academy of Medicine • Wall Street Journal CEO Council (2015 – 2016) • United States Manufacturing Council (2010 – 2015)

12 • Illumina, Inc. 2024 Proxy Statement

Anna Richo Profile New Director Nominee Age: 63 Education • B.S. in Industrial and Labor Relations from Cornell University • J.D. from DePaul University College of Law	Relevant Expertise

Ms. Richo’s extensive global legal, compliance, and regulatory experience, including at biotechnology, biopharmaceutical, and medtech companies, will enhance the Board’s evaluation and understanding of the legal and regulatory risks and opportunities associated with the Company’s expanding operations across various global markets.

Career Highlights

•  Corporate Senior Vice President, Strategic Advisor to the CEO and General Counsel, Cargill, Inc. (2024 – Present)

•  Corporate Senior Vice President, General Counsel, Chief Compliance Officer, and Corporate Secretary, Cargill, Inc. (2019 – 2023)

•  EVP and General Counsel, UCB, a publicly traded Belgian biopharmaceutical company (2012 – 2019)

•  Senior Vice President and Chief Compliance Officer, Amgen Inc. (2008 – 2012)

•  Vice President, Law, Amgen Inc. (2003 – 2008)

•  Chief Litigation Counsel, Associate General Counsel, and Vice President of Law, Baxter Healthcare (1991 – 2003)

Public Board Service
• Exelon, Inc. (since 2023) • Adamas Pharmaceuticals (2020 – 2021) • Cytyc Corporation (1998 – 2003)
Non-Public Board Service
• Director, Cargill Foundation • Trustee, DePaul University • Director, Children’s Minnesota

Illumina, Inc. 2024 Proxy Statement • 13

Philip W. Schiller Profile Director since 2016 Age: 63 Board Committees Nominating/Corporate Governance Science and Technology Education • B.S. in Biology from Boston College	Relevant Expertise

Mr. Schiller’s track record and global experience in bringing world class products to market provides the Company and the Board with important insights into communicating the benefits of the Company’s products and technology to customers and other stakeholders. In addition to his marketing experience, Mr. Schiller brings expertise in product strategy, information security, pricing and forecasting at a global scale for multi-billion dollar businesses.

Career Highlights

•  Apple Fellow at Apple, reporting to CEO Tim Cook and leading the App Store and Apple Events (since 2021)

•  Senior Vice President of Worldwide Marketing at Apple, and a member Apple’s executive team responsible for the company’s product marketing, developer relations, business marketing, education marketing, international marketing, and App Store programs (2002 – 2021)

•  Vice President of Product Marketing at Macromedia, Inc. (1995 – 1997)

•  Director of Product Marketing at FirePower Systems, Inc. (1993 – 1995)

Non-Public Board Service
• Board of Trustees, Bowdoin College (since 2019) • Board of Trustees, Boston College (2010 – 2019)
Of Note
• Listed in Forbes “The World’s Most Influential Chief Marketing Officers” every year between 2012 and 2020

14 • Illumina, Inc. 2024 Proxy Statement

Susan E. Siegel

Profile

Director since 2019

Age: 63

Board Committees

Compensation (Chair)

Education

•  B.S. in Biology from University of Puerto Rico

•  M.S. in Biochemistry and Molecular Biology from Boston University Medical School

Relevant Expertise

Ms. Siegel’s extensive experience leading and growing life science companies and driving innovation, as well as her knowledge of genomics markets and technology, greatly enhances the Board’s understanding of our customers, technology roadmap, and the needs of our business.

Career Highlights

•  Senior Lecturer, MIT Sloan School of Management (since 2019)

•  Chief Innovation Officer of General Electric (GE) and CEO of GE Business Innovations (GE’s growth and innovation business), and CEO of GE Ventures (subsumed into Chief Innovation Officer role) (2012 – 2019)

•  General Partner, Mohr Davidow Ventures (2006 – 2012)

•  President and Board Member of Affymetrix, Inc. (1998 – 2006)

Public Board Service
• Nevro Corp. (since 2020) • Align Technology, Inc. (since 2017) • Pacific Biosciences of California, Inc. (2006 – 2012) • Affymetrix, Inc. (2000 – 2006)
Non-Public Board Service
• MIT’s The Engine (since 2016; Chairman since 2020) • Co-Chair, Stanford Medicine Board of Fellows (since 2017) • Kaiser Family Foundation (since 2019)
Of Note

•  Lifetime Achievement Award, Global Corporate Venturing (2020) and named to its Powerlist (2015 – 2019)

•  Fortune’s “34 Leaders Who are Changing Healthcare” (2017)

•  “100 of the Most Influential Women in Silicon Valley,” Silicon Valley Business Journal (2006)

•  Fierce Biotech’s “Top 10 Women in Medical Devices” (2015)

•  Henry Crown Fellow, The Aspen Institute

•  Featured in Multipliers: How the Best Leaders Make Everyone Smarter

•  Founding representative board member of NIH’s National Center for Advancing Translational Sciences

•  Served on President Obama’s Precision Medicine Initiative Working Group, leading to the creation and launch of “All of Us”

Illumina, Inc. 2024 Proxy Statement • 15

Jacob Thaysen, Ph.D.

Chief Executive Officer

Profile

Director since 2023

Age: 48

Board Committees

None

Education

•  M. Sc. In Physics from the Technical University of Denmark

•  Ph.D. in Physics from the Technical University of Denmark

Relevant Expertise

Mr. Thaysen’s extensive background and experience in genomics and life sciences fits closely with Illumina’s mission. His experience provides the Company and the Board with a unique combination of deep technological and commercial experience, which is critical to driving profitable growth and creating value for all of Illumina stakeholders.

Career Highlights

•  Chief Executive Officer, Illumina, Inc. (since 2023)

•  SVP, President of Life Sciences & Applied Markets Group at Agilent Technologies (2018 – 2023); SVP, President of Diagnostics & Genomics Group (2014 – 2018); VP, General Manager, Diagnostics & Genomics (2013 – 2014)

•  Corporate Vice President, R&D at Dako, a Danish cancer diagnostic company acquired by Agilent in 2012 (2010 – 2013)

Of Note
• Chair, ALDA (Analytical, Life Science & Diagnostics Association) (since 2023) • Founder and Chief Technology Officer at Cantion, a research and defense application development company (2001)

16 • Illumina, Inc. 2024 Proxy Statement

Scott B. Ullem Profile Director since 2023 Financial Expert Age: 57 Board Committees Audit Education • B.A. in Political Science from DePauw University • MBA from Harvard Business School	Relevant Expertise

Mr. Ullem’s financial oversight capabilities, especially as CFO of large, global public companies and as an investment banker, significantly enhances the Board oversight of financial reporting and capital allocation. In addition, Mr. Ullem is an audit committee financial expert under applicable SEC rules.

Career Highlights

•  Chief Financial Officer, Edwards Lifesciences (since 2014)

•  Various positions including Chief Financial Officer Bemis Company, Inc. (2008 – 2013)

•  Managing Director, Co-Head of Diversified Industries Investment Banking at Bank of America (2005 – 2008) Various positions including Managing Director at Goldman Sachs (1989 – 2005)

Public Board Service
● Berry Global Corp. (2016 – 2024)
Non-Public Board Service
• egnite, a digital health technology company (since 2021)
Of Note
• Henry Crown Fellow at the Aspen Institute

Illumina, Inc. 2024 Proxy Statement • 17

How We Are Selected and Evaluated

Criteria for Board Membership

The Board of Directors has delegated to the Nominating/Corporate Governance Committee the responsibility for reviewing and recommending nominees to the Board for Board membership.

The Nominating/Corporate Governance Committee performs an assessment at least annually of the skills and the experience needed to provide robust independent oversight of management. In evaluating Board candidates, the Nominating/Corporate Governance Committee considers factors including, but not limited to, depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to Board duties, all in the context of an assessment of the needs of the Board at the time.

At a minimum, the Nominating/Corporate Governance Committee seeks to ensure that at least a majority of directors are independent under Nasdaq listing standards; that all members of our Audit Committee meet the financial literacy requirement under Nasdaq listing standards; that at least one of the members of our Audit Committee qualifies as an “audit committee financial expert” under SEC rules and regulations and as a “financially sophisticated audit committee member” under Nasdaq listing standards; and that each member of our Compensation Committee is “independent” as defined under SEC rules and regulations and Nasdaq listing standards, a “non-employee director” under SEC rules and regulations and an “outside director” under the rules of the Internal Revenue Code of 1986 (“Code”).

The Nominating/Corporate Governance Committee’s objective is to maintain a Board comprised of individuals of the highest personal character, integrity, and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The Nominating/Corporate Governance Committee considers diversity to be one of many factors in identifying nominees for director. In selecting directors, the Board seeks to achieve a mix of Board members that represents a diversity of background and experience, including with respect to age, gender, international background, race, and specialized expertise. The Nominating/Corporate Governance Committee does not assign specific weights to particular criteria and no individual criterion is necessarily applicable to all prospective nominees or dispositive in any specific instance.

The Board has determined that its members should include at least two directors who are diverse in terms of race, ethnicity, gender, and related social categories, including (i) at least one director who self-identifies as female; and (ii) at least one director who self-identifies as a member of an underrepresented minority or the LGBTQ+ community. The Nominating/Corporate Governance Committee believes such diversity, including personal characteristics such as race and gender, as well as diversity in experience and skill, contributes to the Board’s overall effectiveness, especially to the performance of its responsibilities in the oversight of a complex and highly competitive, science and clinically focused, global business. In addition, Illumina has engaged a third-party executive search firm on customary terms and conditions to assist the Nominating/Corporate Governance Committee with identifying and evaluating director candidates as needed.

18 • Illumina, Inc. 2024 Proxy Statement

Process for Identifying and Evaluating Nominees

The Nominating/Corporate Governance Committee believes we would be well served by the proposed slate of director nominees. That said, the Nominating/Corporate Governance Committee continuously evaluates whether new members would be beneficial to the Board in enhancing its diversity, experience, or skill sets and follows the process outlined below:

•	Director candidates are selected based on input from an independent third-party search firm, members of our Board of Directors, and our senior management;

•

The Nominating/Corporate Governance Committee evaluates each candidate’s qualifications and checks relevant references; in addition, such candidates are interviewed by members of the Nominating/Corporate Governance Committee;

•	Candidates who merit serious consideration meet with members of the Board of Directors; and

•

Based on this input, the Nominating/Corporate Governance Committee evaluates which of the prospective candidates is qualified to serve as a director and whether it should recommend to the Board that such candidate be appointed to the Board and/or presented for the approval of the stockholders at the following annual meeting, as appropriate.

Stockholder Nominees

The Nominating/Corporate Governance Committee will consider written proposals from stockholders for nominees for director using the same criteria described above but, based on those criteria, may not necessarily recommend those nominees to the Board of Directors if they are not considered suitable or do not add distinct skills or perspectives to our Board. Any such nominations should be submitted to the Nominating/Corporate Governance Committee, via the attention of our Corporate Secretary, and should include the following information:

•

All information relating to such nominee that is required to be disclosed pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) and our bylaws (including such person’s written consent to a background check, to being named in the proxy statement as a nominee, and to serving as a director, if elected).

•	The names and addresses of the stockholder(s) making the nomination and the number of shares of our common stock that are owned beneficially and of record by such stockholder(s).

•

Appropriate biographical information and a statement as to the qualification of the nominee, including the specific experience, qualifications, attributes, or skills of the nominee, demonstrating the relevance and usefulness to our Company of such experience, qualifications, attributes, or skills at our particular stage of development.

Nominations should be submitted in the manner and timeframe described in our bylaws and under the caption “Stockholder Proposals for our 2025 Annual Meeting” on page 89.

Illumina, Inc. 2024 Proxy Statement • 19

Proxy Access

Our bylaws permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding capital stock continuously for at least three years as of both the date the written notice of the nomination is delivered to or mailed and received by us, and the record date for determining stockholders entitled to vote at the meeting, to nominate and include in the Company’s proxy materials the greater of two directors or 20% of the number of directors currently serving on the Board rounded down to the nearest whole number, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the bylaws.

20 • Illumina, Inc. 2024 Proxy Statement

How We Provide Oversight

Board of Directors

Our business is managed under the direction of our Board of Directors. All our directors stand for election to one-year terms. The Board has determined that a majority of the members of the Board, specifically Dr. Arnold, Ms. Dorsa, Dr. Epstein, Dr. Gottlieb, Dr. Guthart, Mr. MacMillan, Mr. Schiller, Ms. Siegel, Mr. Teno and Mr. Ullem, are independent directors under the Nasdaq listing standards. In addition, Ms. Richo will be an independent director under the Nasdaq listing standards. The Board previously determined that Mr. John W. Thompson, who served on the Board of Directors until May 2023, was also independent under the Nasdaq listing standards, and Mr. Francis deSouza, who stepped down from the Board in June 2023, was not independent under the same standards.

The Board typically holds executive sessions of the non-employee, independent directors following each regularly scheduled in-person meeting of the Board of Directors. At its meetings during the fiscal year ended December 31, 2023 (“fiscal 2023”), the Board of Directors regularly met in executive sessions of non-employee, independent directors.

The Board of Directors has adopted Corporate Governance Guidelines, which outline the Company’s significant corporate governance policies and procedures. These guidelines can be viewed on our Investor Relations website at investor.illumina.com under “Governance.” The Board of Directors meets regularly to review significant developments affecting the Company and to act on matters requiring the Board of Directors’ approval. The Board of Directors held 24 meetings during fiscal 2023. Board members are expected to attend Board and Board committee meetings, to come to meetings prepared, having read any materials provided to the Board of Directors prior to the meeting, and to participate actively in the meetings.

Corporate Governance

The Board of Directors and our management believe that good corporate governance is an important component in increasing stockholder value and enhancing investor confidence in the Company. The imperative to continue to develop and implement best practices throughout our corporate governance structure is fundamental to our strategy to enhance performance by creating an environment that increases operational efficiency and encourages long-term productivity and growth.

Sound corporate governance practices also ensure alignment with stockholder interests by promoting fairness, transparency, and accountability in business activities among employees, management, and the Board of Directors.

We maintain a corporate governance page on our website that includes key information about our corporate governance initiatives, including our Corporate Governance Guidelines, Code of Conduct, and charters for each of the Board committees, including the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, and the Science and Technology Committee. The corporate governance page can be found on our Investor Relations website at investor.illumina.com under “Governance” and the charters for each of the Board committees under “Governance” and then “Board of Directors.”

Illumina, Inc. 2024 Proxy Statement • 21

Outside Board Limits

The Board and Nominating/Corporate Governance Committee annually evaluates each director’s time commitment and availability, including their primary occupation, and other public company and private boards they serve on. Only directors who are assessed to have sufficient availability are considered for nomination or renomination each year. The Company also has a policy, included in its Corporate Governance Guidelines, that limits Board members from serving on more than five public company boards (including Illumina). The Corporate Governance Guidelines further provide that a Board member who is also a CEO of a public company should sit on, at most, one public company board other than Illumina and the board of the public company on which he or she serves as CEO, and that the Company’s CEO, if serving as a member of the Board, should sit on, at most, two other boards of directors or advisory boards (including non-profit organizations), only one of which may be another public company board.

Board Leadership Structure

Our Board leadership structure is reviewed annually by the Board, and currently consists of an Independent Chair of the Board and four independent Board committee chairs. The roles of the CEO and Chair of the Board may be combined or held by separate persons depending on future circumstances. Currently, Mr. MacMillan is the Chair of the Board and our CEO Jacob Thaysen also serves as a member of the Board. Our Board believes that the current leadership structure is appropriate for the Company at this time because it effectively allocates authority, responsibility, and oversight between management and the independent members of our Board.

Our Corporate Governance Guidelines provide that should the Chair of the Board not be an independent director, the independent directors of the Board will elect, by majority vote, an independent director to serve as the Lead Independent Director.

Board Evaluation

On an annual basis, the Nominating/Corporate Governance Committee undertakes an annual evaluation of the performance and effectiveness of the Board, as a whole, as well as its individual Board committees. The evaluation process commences with an independent third party conducting an interview with each director to gather feedback on the effectiveness of each director, each Board committee, and the Board. The results of these interviews are aggregated and an evaluation is discussed with the full Board. This process serves to identify opportunities for the development of individual members and the respective Board committees.

Attendance at Meetings

During fiscal 2023, each director attended, virtually, in person or by telephone, at least 75% of the aggregate number of meetings of the Board of Directors and Board committees on which such director served during the period. The Board of Directors held 24 meetings during fiscal 2023. Board members are invited to attend our annual meetings of stockholders and we reimburse the travel expenses of any director who travels to attend the annual meetings, but we do not have a policy under which directors are required to attend the annual meeting of stockholders. Seven members of the Board of Directors attended our 2023 annual meeting of stockholders.

22 • Illumina, Inc. 2024 Proxy Statement

Board Committees

The Board of Directors currently has four standing Board committees to facilitate and assist the Board in the execution of its responsibilities. The Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, and the Science and Technology Committee held 9 meetings, 9 meetings, 10 meetings, and 3 meetings during fiscal 2023, respectively. All of the standing Board committees are composed solely of non-employee, independent directors. Charters for each Board committee are available on our website at www.illumina.com/company/about-us/board-of-directors.html under “Committee Composition.” In addition to the standing committees, the Board established a special committee in 2023 to expedite decisions related to the divestment of GRAIL.

Audit Committee

Purpose

•   Oversee the Company’s accounting and financial reporting processes, including internal control over financial reporting, and audit of its financial statements and provide advice with respect to the Company’s risk evaluation and mitigation processes

Principal Responsibilities

•   Ensure the integrity of the Company’s financial statements and disclosures

•   Review and confirm the independent auditor’s qualifications and independence

•   Monitor the performance of the Company’s internal audit function and independent registered public accounting firm

•    Evaluate the adequacy and effectiveness of the Company’s internal controls

•    Oversee the Company’s compliance with legal and regulatory requirements

•   Supervise the processes utilized by management for identifying, evaluating, and mitigating strategic, financial, operational, regulatory, compliance, litigation, information security, and external risks inherent in the Company’s business

Current Members	• Caroline Dorsa (Chair) • Gary Guthart • Scott Ullem

The Board of Directors has unanimously determined that all Audit Committee members satisfy the additional independence requirements that apply to Audit Committee members under Nasdaq listing standards and SEC rules and regulations, are financially literate under Nasdaq listing standards and SEC rules and regulations, and at least one member is financially sophisticated as required under Nasdaq listing standards and a financial expert as such term is described under SEC rules and regulations. More specifically, the Board of Directors has unanimously determined that each of Ms. Dorsa, Dr. Guthart and Mr. Ullem qualify as an “audit committee financial expert” under SEC rules and regulations and “financially sophisticated audit committee member” under Nasdaq listing standards. Designation as an “audit committee financial expert” is an SEC disclosure requirement and does not impose any additional duties, obligations, or liability on any person so designated.

Illumina, Inc. 2024 Proxy Statement • 23

Compensation Committee

Purpose	• Discharge the Board’s duties and responsibilities relating to compensation of our directors and executive officers, employees and consultants
Principal Responsibilities

•   Report annually to our stockholders on executive compensation matters

•   Administer our equity and other compensation plans

•   Oversee non-employee director compensation, and recommend to the Board the amount and form of such compensation

•   Recommend to the Board the annual CEO compensation, taking into account the Board’s annual performance evaluation of the CEO, and other factors deemed appropriate, including the results of the most recent Say on Pay vote

•   Review and approve the amount and form of compensation to be paid to our other executive officers and others who report directly to the CEO at the level of Vice President or higher

•   Oversee and provide input to management on human capital management, diversity and inclusion matters

•   Motivate executives to perform to their highest level and reward outstanding achievement

•   Maintain appropriate levels of risk and reward, assessed on a relative basis at all levels within the Company in proportion to individual contribution and performance and tied to achievement of financial, organizational, and management performance goals

•   Encourage executives to manage from the perspective of owners with an equity stake in the Company

•   Review and make initial (in the case of new hires) and periodic (in the case of then-current Company employees) determinations with respect to who is (i) an “executive officer” of the Company with reference to Rule 3b-7 and Rule 10D-1 under the Exchange Act and (ii) a “Section 16 officer” of the Company with reference to Rule 16a-1(f) under the Exchange Act, or in each of these two cases with reference to other guiding principles as established from time to time by the Nominating/Corporate Governance Committee

Current Members	• Susan Siegel (Chair) • Robert Epstein • Scott Gottlieb • Andrew Teno

The Board of Directors has unanimously determined that all Compensation Committee members satisfy the additional independence requirements that apply to Compensation Committee members under Nasdaq listing standards and SEC rules and regulations, and qualify as “non-employee directors” for the purposes of Section 16 of the Exchange Act.

No executive officer may participate in or be present during any deliberations or determinations of the Compensation Committee regarding his or her compensation.

24 • Illumina, Inc. 2024 Proxy Statement

The CEO has been delegated limited authority to grant equity incentive awards to any employee who is not designated as an “Executive Officer” or “Section 16 Officer,” and who does not report directly to him at the level of Vice President or higher. The CEO may exercise this authority without any further action required by the Compensation Committee; however, the Compensation Committee approves grant ranges based on employee job levels to guide the CEO in the exercise of his authority and sets the maximum individual award values that may be granted under this authority. The purpose of this delegation of authority is to enhance the flexibility of equity administration and to facilitate the timely grant of equity awards to non-management employees, particularly new employees, within the specified limits approved by the Compensation Committee. At least annually, the Compensation Committee reviews this authority and grant guidelines to ensure alignment with market and good governance practices. The CEO reports at least annually to the Compensation Committee on his exercise of this delegated authority. In addition, the Compensation Committee reviews our equity award usage forecast on a quarterly basis as part of its administration duties with respect to our Amended and Restated 2015 Stock and Incentive Plan.

Compensation Committee Interlocks and Insider Participation

The following directors served on Illumina’s Compensation Committee during fiscal 2023: Susan Siegel; Robert Epstein; Scott Gottlieb; Andrew Teno; Caroline Dorsa; and Gary Guthart. No member of the Compensation Committee is, or ever has been, an officer or employee of the Company. Furthermore, during fiscal 2023, none of our current executive officers served as a member of a board of directors or compensation committee (or other board committee performing equivalent functions) of another entity where an executive officer of such entity served as a member of our Board of Directors or Compensation Committee. No related party transactions involving a member of the Compensation Committee occurred in fiscal 2023.

Nominating/Corporate Governance Committee

Purpose	• Oversee matters of corporate governance, including the evaluation of the performance, composition, and practices of the Board of Directors
Principal Responsibilities

•  Identify individuals qualified to serve as members of the Board of Directors

•  Select nominees for election as directors of the Company

•  Evaluate at least annually the performance of the Board and its Board committees

•  Develop and recommend corporate governance guidelines to the Board

•  Provide oversight with respect to corporate governance and ethical conduct

•  Review and make recommendations to the Board on issues of management succession

•  Assist the Board in overseeing the Company’s material environmental, social, and governance matters, except as specifically delegated to another Board committee

Current Members	• Scott Gottlieb (Chair) • Frances Arnold • Robert Epstein • Stephen MacMillan • Philip Schiller

Illumina, Inc. 2024 Proxy Statement • 25

Science and Technology Committee

Purpose	• Assist the Board in its oversight of the Company’s scientific and technological strategies and research and development plans and goals
Principal Responsibilities

•  Review and evaluate the Company’s scientific and technological strategies and research and development plans, and goals

•  Review and evaluate the Company’s performance relating to its research and development plans and goals

•  Identify and discuss significant emerging science and technology issues and trends, including their potential impact on the Company’s scientific and technological strategies and research and development plans and goals

•  Conduct a periodic review of the Company’s intellectual property portfolio and strategy

Current Members	• Frances Arnold (Chair) • Gary Guthart • Philip Schiller

26 • Illumina, Inc. 2024 Proxy Statement

The Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing our risk management. The Board of Directors believes that the work undertaken by the full Board, the respective Board committees, and our executive management team, led by our CEO, enables the Board to effectively oversee our risk management function and take appropriate action to evaluate and respond to risks as the circumstances each time require.

Full Board

•   Our full Board regularly engages in discussions of the most significant risks that we face and how these risks are being managed, and receives regular reports on risk management from our senior officers and outside consultants engaged to provide an enterprise-level review of the risks facing the Company.

•   To assist in its oversight function, the Board delegates the oversight of risks that fall within that Board committee’s areas of responsibility to each of the respective Board committees.

Audit Committee	Nominating/Corporate Governance Committee	Compensation Committee	Science and Technology Committee

Advises the Board on overall risk evaluation and mitigation processes.

Evaluates management’s processes for identifying, evaluating, and mitigating strategic, financial, operational, regulatory, compliance, information security, and external risks inherent in our business.

Oversees the performance of our internal audit function and the adequacy and effectiveness of our internal controls.

Oversees governance risks, including director selection and management succession planning, Board effectiveness and independence, Board committee functions and charters.

Oversees our executive compensation program.

Ensures that compensation policies, practices and programs do not incentivize inordinate risk taking or result in other unacceptable risks to the Company.

Oversees our human capital management and diversity and inclusion principles and programs.

Oversees our scientific and technology strategies and research and development plans and goals. Periodically reviews our intellectual property portfolio and strategy.
Management Role in Risk Management

•   Our management team is responsible for identifying and evaluating strategic, financial, operational, regulatory, compliance, litigation, information security, and external risks inherent in the Company’s business, and for establishing policies and processes designed to mitigate and manage these risks.

Illumina, Inc. 2024 Proxy Statement • 27

Feedback Mechanism Between Board and Management

•   Our senior executives provide the Board and its Board committees with regular updates about Company strategies and objectives and associated risks at Board and Board committee meetings and in regular reports. Board and Board committee meetings also provide a venue for directors to discuss issues of concern with management.

•   The Board’s careful approach to risk oversight is complemented by the Company’s policies and processes designed to ensure that information about evolving risks and actual incidents is communicated promptly to the highest levels of management, including disclosure controls and procedures and our management disclosure committee, which work together to ensure that our senior management, including our CEO and CFO, receive the information they need to make timely decisions about the Company’s required disclosures to the Board.

•   To ensure and evaluate the transparency of information being shared among management and the Board, our Audit Committee receives regular reports about the Company’s disclosures from management.

•   The Board of Directors and Board committees are empowered to call special meetings when necessary to address specific issues or matters. In addition, our directors have access to our management at all levels to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable about the applicable issues attend Board meetings to provide additional insight into items being discussed, including exposures and mitigation strategies with respect to various risks.

Cybersecurity Risk Oversight

As part of its overall oversight of risk management, the Board provides oversight of management’s efforts to address information security risk by receiving regular reports at meetings of the Audit Committee.

Our Audit Committee is responsible for governing management’s review and assessment of our cybersecurity and other information technology risks, controls, and procedures, including management’s incident resolution process and any specific cybersecurity issues that could affect the adequacy of our internal controls.

Members of the Board also are invited to the Company’s management-led information security working group, which is charged with the protection of confidential and sensitive business data and intellectual property from hostile or malicious attack; the protection of sensitive personal data from unauthorized access; product security; and enterprise technology risk review.

Compensation Risk Assessment

The Compensation Committee, together with senior management and external compensation consultants, reviews our compensation policies, practices and programs including other benefits and any other compensation rights received under the Company’s benefit plans. We have concluded that our compensation policies, practices and programs do not incentivize inordinate risk taking or result in other unacceptable risks to the Company. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk taking beyond our ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk management practices; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Certain Relationships and Related Party Transactions

All transactions between us and our officers, directors, principal stockholders, and affiliates are subject to approval by a majority of the independent and disinterested members of our Board of Directors, and will be on terms determined by such members of the Board of Directors to be no less favorable to us than could be obtained from unaffiliated third parties. No such transactions occurred in fiscal 2023.

28 • Illumina, Inc. 2024 Proxy Statement

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers, employees, consultants and temporary workers, including our CEO, CFO, and the rest of our executive management team. Our Code of Conduct is reviewed by the Nominating/Corporate Governance Committee on an annual basis and modified as deemed necessary. Our Code of Conduct is available for download at www.illumina.com/company/investor-information/corporate-governance.html. A copy of the Code of Conduct may also be obtained free of charge from us upon a request directed to Illumina, Inc., 5200 Illumina Way, San Diego, California 92122, Attention: Corporate Secretary. We will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K with the SEC.

Corporate Political Contribution Policy

We have adopted a Corporate Political Contribution Policy, Partnering with Policy Makers to Improve Human Health, pursuant to which we annually disclose in our Corporate Social Responsibility Report the monetary value of direct and indirect political contributions and certain payments made to trade associations. Our Political Contributions Policy can be found at www.illumina.com/content/dam/illumina-marketing/documents/company/political-disclosure-policy.pdf.

Illumina, Inc. 2024 Proxy Statement • 29

Corporate Social Responsibility

Corporate Social Responsibility (“CSR”) is integral to how we do business. Our governance structure facilitates accountability, transparency, and continuous improvement. This strong leadership supports the management of material environmental, social, and governance issues, including climate action, diversity, equity, and inclusion, human rights, cybersecurity, and ethical, responsible business practices.

We expect to publish our 2023 ESG report in June 2024.

Note:	Please see our ESG report for additional information regarding these reporting frameworks.

30 • Illumina, Inc. 2024 Proxy Statement

Focus Areas	Select 2030 Targets[1]	Progress Through 2022 as Reported in June 2023
Accelerate Access to Genomics	• Achieve 2 billion covered lives by 2026	• 1.2 billion covered lives
	• Reach at least 25,000 medical education learners annually	• >30,000 medical education learners reached
Empower Our Communities	• Donate 100,000+ volunteer hours	• 49,827 volunteer hours[2]
	• Achieve 50% employee participation in giving & volunteering	• 50% employee participation
Integrate Sustainability	• Deliver net zero emissions (Scope 1, 2, 3) by 2050	• In progress to deliver 2050 targets
	• Reduce Scope 1 and 2 emissions by 46%	• 100% of goal achieved
	• Reduce Scope 3 emissions by 46%	• 51% increase in Scope 3 emissions[2]
Nurture Our People	• Increase gender representation in global leadership[3]	• Increased female representation to 41% in global leadership[3]
	• Maintain zero net pay gap	• Zero net pay gap for 4th consecutive year
	• Increase minority[4] representation in US executive leadership[5]	• Increased US executive leadership[5] minority[4] representation to 30%
	• Increase minority[4] representation in US workforce and leadership[3]	• Increased US workforce and leadership[3] minority[4] representation to 18% and 13% respectively
Operate Responsibly	• Ensure 100% strategic suppliers commit to reducing their environmental footprint	• 100% strategic suppliers committed
	• Achieve 20% spend with diverse suppliers (US)	• 18% spend with diverse suppliers (US)
	• Achieve top industry ESG ratings	• Ongoing focus

(1)	A full list of our 2030 targets and 2022 Progress is contained in our CSR report (link)
(2)	Since 2019 baseline
(3)	Leadership: Manager, equivalent, and above
(4)	Minorities (US): Asian, Black, Native, Pacific Islander, Hispanic or Latino, 2 or more
(5)	Executive Leadership: Director, equivalent, and above

Illumina, Inc. 2024 Proxy Statement • 31

How to Communicate with Us

Our Commitment to Stockholder Engagement

The Board believes that engaging in stockholder outreach is an essential element of strong corporate governance. We strive for a collaborative approach to issues of importance to investors and continually seek to better understand the views of our investors on key topics.

Our Board values stockholder feedback and is committed to robust stockholder outreach. Feedback received is conveyed to the full Board and respective Board committees, and informs Board and Board Committee discussions and decisions.

In response to the 2023 Say on Pay vote result and following the 2023 annual meeting, Illumina:

Offered engagement with stockholders owning ~61% of outstanding shares[1]	Conducted 25 post-annual meeting engagements with stockholders
Held discussions with stockholders owning ~56% of outstanding shares[1]	Ensured that independent directors led 100% of the engagements

The Illumina Engagement Team included the Board Chair, the Chair of the Compensation Committee, the Chair of the Nominating/Corporate Governance Committee, the Chair of the Audit Committee, and 1 other independent director.

All calls included at least 2 independent directors.

(1)Ownership based on Form 13F filings for the quarter ended September 30, 2023

For our most recent actions in response to stockholder feedback, please see the section titled “Board Responsiveness to Stockholder Feedback”.

Contacting the Board

All interested parties who wish to communicate with the Board of Directors or any of the non-employee directors may do so by sending a letter to the Corporate Secretary, Illumina, Inc., 5200 Illumina Way, San Diego, California 92122, Attention: Corporate Secretary, and should specify the intended recipient or recipients. All such communications will be forwarded to the appropriate director or directors for review, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material.

In addition, you may send, in an envelope marked “Confidential,” a written communication to the Chair of the Audit Committee, via the attention of our Corporate Secretary, to Illumina, Inc., 5200 Illumina Way, San Diego, California 92122, Attention: Corporate Secretary. All such envelopes will be delivered unopened to the Chair of the Audit Committee.

32 • Illumina, Inc. 2024 Proxy Statement

Our Approach to Director Pay

Director Compensation Overview

Our directors play a critical role in guiding our strategic direction and overseeing management of the Company. Ongoing developments in corporate governance and financial reporting have resulted in an increased demand for highly qualified and productive public company directors. The many responsibilities and risks, and the substantial time commitment of being a director of a public company, require that we provide fair compensation for our directors’ performance. Our non-employee directors are compensated based upon their respective levels of Board participation and responsibilities, including service on Board committees. Mr. Thaysen, a director who is a member of our management team, receives no separate compensation for his services as a director.

Our director compensation is overseen by the Compensation Committee of our Board of Directors, which makes recommendations to the Board of Directors on the appropriate amount and structure of our programs in light of various factors, including, but not limited, to relative contributions, time commitments, risks, and regularly evaluated competitive practices by peer companies.

Director Compensation Review

The Compensation Committee regularly reviews non-employee director compensation practices and program designs at peer group companies and the broader market to inform its decision making process in setting total compensation levels, and is assisted in this process by its independent compensation consultant.

For fiscal 2023, the Compensation Committee retained an independent compensation consultant from Aon’s Human Capital Practice, a division of Aon, plc (“Aon”) to assist in its review of the non-employee director compensation program and provide input on potential program changes. At the direction of the Compensation Committee, Aon conducted a comprehensive formal review and analysis of our non-employee director compensation, as well as that of our peers and general market practice, to understand pay practices and pay levels for cash retainers for board and committee service, as well as equity incentives. This review included a comparative analysis of our non-employee director compensation philosophy and the practices of identified peer group companies and broader industry trends, including a review of the total direct compensation (including cash retainers and stock-based compensation) of our non-employee directors as compared with these data sets. The review included an analysis of market trends using publicly available information in addition to proprietary data provided by Aon.

No one factor was considered dispositive in this review, including market data, which the Compensation Committee does not use to set percentile targets, but as an additional factor to consider in setting compensation.

Following its review of the data, and in line with Aon’s recommendation, the Compensation Committee did not recommend any changes to the non-employee director compensation program.

Illumina, Inc. 2024 Proxy Statement • 33

For the peer group used by the Company, please see the discussion in the Compensation Discussion & Analysis section on page 49.

Cash Compensation

Annual Retainer

During fiscal 2023, each of our non-employee directors was eligible to receive an annual cash retainer of $75,000, unchanged from the prior year.

Committee Fees

During fiscal 2023, each of our non-employee directors serving on one or more permanent Board committees was eligible to receive the applicable cash fees set forth below, which were unchanged from the prior year.

	Fiscal 2023 Board Committee Annual Fees ($)
	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee	Science and Technology Committee

Chair	25,000	25,000	15,000	15,000

Member	15,000	15,000	10,000	10,000

Independent Chair and Lead Independent Director Fees

In fiscal 2023, our Chair of the Board received an additional annual cash retainer of $75,000, unchanged from the prior year.

During fiscal 2023, independent director John Thompson served as our Chair of the Board until the 2023 annual meeting. Stephen MacMillan, an independent director, was elected Chair of the Board beginning on June 1, 2023. Since we currently have an independent Chair of the Board, our Board has not appointed a Lead Independent Director.

Stock in Lieu of Cash Compensation

Non-employee directors may elect to receive shares of our common stock in lieu of all, but not less than all, cash fees otherwise payable by the Company to such director in a given calendar year. Shares issued to an eligible director electing to receive shares in lieu of cash compensation will not be subject to vesting or forfeiture restrictions and will be issued on a quarterly basis. The number of shares issued to an eligible director electing to receive shares in lieu of cash will equal the amount of cash compensation otherwise payable by the Company to such director for the immediately preceding calendar quarter, divided by the weighted average closing price of our common stock during the immediately preceding calendar quarter (calculated by reference to each trading day during such quarter), with any fractional shares settled in cash based on such price. For fiscal 2023, Dr. Gottlieb elected to receive shares in lieu of cash compensation.

34 • Illumina, Inc. 2024 Proxy Statement

Equity Compensation

Annual Awards

We provide a mix of cash and equity compensation aligned with common market practices. The equity portion of compensation represents the majority of compensation provided to more fully align the interests of our non-employee directors with those of our stockholders.

Each of our non-employee directors is eligible to receive an annual RSU award valued at $300,000 (as determined based on the fair market value of the Company’s common stock on the date of grant), rounded up to the nearest whole share, unchanged from the prior year. Such RSU awards are granted on the date of the annual meeting and vest on the earlier of the first anniversary of the grant date and the day prior to the annual meeting of stockholders immediately following the annual meeting at which the award was granted, subject to continued service as a Board member through the applicable vesting date. At the time of grant, each non-employee director can elect whether his or her RSU awards will be settled in cash, stock, or a combination of the two.

Accordingly, in connection with our 2023 annual meeting of stockholders, each of our non-employee directors serving at that time received an award of 1,532 RSUs (which had a value of $300,103 based on the closing price of our common stock on May 26, 2023, of $195.89).

Compensation Upon First Joining the Board of Directors

Each non-employee director, upon first joining the Board, whether through election by our stockholders or appointment by our Board to fill a vacancy, is eligible to receive the standard cash retainer and a one-time RSU award valued at $300,000, each prorated for time of service between the director’s start date and the next annual meeting of stockholders, with the RSU award rounded up to the nearest whole share and vesting in full at the next annual meeting of stockholders. An employee director who ceases to be an employee but remains a director will not receive this initial RSU award. At the time of grant, each non-employee director can elect whether his or her RSU awards will be settled in cash, stock, or a combination of the two.

Illumina, Inc. 2024 Proxy Statement • 35

Non-Employee Director Compensation

The following table summarizes the total compensation paid by the Company to our non-employee directors for fiscal 2023. Non-employee directors receive no other form of compensation and we do not provide non-employee directors with any benefits. We reimburse reasonable expenses incurred in connection with attending Board and Board committee meetings.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stephen MacMillan(4)	88,187	300,029	—	—	—	—	388,216
Frances Arnold	100,000	300,103	—	—	—	—	400,103
Caroline Dorsa	108,777	300,103	—	—	—	—	408,880
Robert Epstein	105,000	300,103	—	—	—	—	405,103
Scott Gottlieb(5)	91,264	300,103	—	—	—	—	391,367
Gary Guthart	104,190	300,103	—	—	—	—	404,293
Philip Schiller	95,000	300,103	—	—	—	—	395,103
Susan Siegel	98,475	300,103	—	—	—	—	398,578
Andrew Teno(6)	43,764	300,103	—	—	—	—	343,867
Scott Ullem(4)	45,000	300,029	—	—	—	—	345,029
John Thompson(7)	65,728	—	—	—	—	—	65,728

(1)

Messrs. Thaysen and deSouza, our current and former Chief Executive Officers, are not included in this table because they are current and former employees, respectively, who receive(d) no additional compensation for their services as a director. The compensation received by Messrs. Thaysen and deSouza in their capacities as Chief Executive Officer is shown in the Summary Compensation Table on page 67.

(2)	This reflects the grant date fair value of awards granted during fiscal 2023 and is computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date.
(3)

Each of the then-serving directors received an award of 1,532 RSUs on May 26, 2023 (the date of our 2023 annual meeting of stockholders), with a per share value of $195.89 (the closing price of our common stock on Nasdaq on May 26, 2023).

(4)

Messrs. MacMillan and Ullem began serving on the Board and received an award of 1,507 RSUs on June 1, 2023, with a per share value of $199.09 (the closing price of our common stock on NASDAQ on June 1, 2023).

(5)	Dr. Gottlieb elected to receive shares in lieu of the cash compensation reported in this table.
(6)

Mr. Teno was elected and received an award of 1,532 RSUs on May 26, 2023 (the date of our 2023 annual meeting of stockholders), with a per share value of $195.89 (the closing price of our common stock on NASDAQ on May 26, 2023).

(7)	Mr. Thompson ceased serving on the Board on May 26, 2023 and did not receive a stock award.

36 • Illumina, Inc. 2024 Proxy Statement

The following table shows the number of outstanding RSUs and total stock options held by each of our current directors, other than Mr. Thaysen, as of December 31, 2023:

Name	Unvested RSUs Outstanding	Vested Stock Options Outstanding	Unvested Stock Options Outstanding
Stephen MacMillan	1,507	0	0
Frances Arnold	1,532	0	0
Caroline Dorsa	1,532	0	0
Robert Epstein	1,532	0	0
Scott Gottlieb	1,532	0	0
Gary Guthart	1,532	0	0
Philip Schiller	1,532	0	0
Susan Siegel	1,532	0	0
Andrew Teno	1,532	0	0
Scott Ullem	1,507	0	0

Illumina, Inc. 2024 Proxy Statement • 37

Vote for Us

Proposal 1: Election of Directors

General

Our Certificate of Incorporation and bylaws provide for the annual election of our directors. The Board of Directors currently consists of eleven directors, having terms expiring at the 2024 annual meeting of stockholders. The Nominating/Corporate Governance Committee has recommended that Ms. Richo be elected as a new director at the 2024 annual meeting. Mr. Teno will not be standing for re-election at the 2024 annual meeting of stockholders.

Election of Eleven Directors to Hold Office for One Year until the 2025 Annual Meeting of Stockholders

Upon the recommendation of the Nominating/Corporate Governance Committee of the Board, the Board of Directors has nominated for election at the 2024 annual meeting the following eleven nominees to hold office until the annual meeting of stockholders in 2025 and until their successors are duly elected and qualified or until their earlier death, resignation, retirement, disqualification or removal from office:

Name	Age	Independent	Director Since	Principal Occupation

Stephen P. MacMillan, Chair	60	✓	2023	Chairman, President and CEO at Hologic, Inc.

Jacob Thaysen, Ph.D., CEO	48		2023	CEO at Illumina, Inc.

Frances Arnold, Ph.D.	67	✓	2016	Linus Pauling Prof. of Chemical Engineering, Biochemistry & Bioengineering at the California Institute of Technology; Director at Alphabet

Caroline D. Dorsa	64	✓	2017	Board Chair at Biogen

Robert S. Epstein, M.D.	68	✓	2012	CEO & Co-founder of Epstein Health LLC; Board chair at Veracyte

Scott Gottlieb, M.D.	51	✓	2020	Partner at New Enterprise Associates and senior fellow at AEI; Former FDA Commissioner; Director at Pfizer

Gary S. Guthart, Ph.D.	58	✓	2017	President and CEO at Intuitive Surgical

Anna Richo	63	✓	—	Corporate SVP, Strategic Advisor to the CEO and General Counsel, Cargill, Inc.

Philip W. Schiller	63	✓	2016	Apple Fellow at Apple, Inc.

Susan E. Siegel	63	✓	2019	Senior Lecturer, MIT Sloan School of Management Director at Nevro and Align Technology

Scott B. Ullem	57	✓	2023	CFO at Edwards Lifesciences

Additional Information

For more information about each nominee and each of the other directors serving on our Board of Directors, please see “Information about the Board” and “2024 Director Nominees” in this proxy statement. Each of the

38 • Illumina, Inc. 2024 Proxy Statement

director nominees, with the exception of Ms. Richo, is currently serving as a director. All of these nominees have agreed to serve if elected, and management has no reason to believe that such nominees will be unable to serve. The persons designated as proxyholders on the form of proxy card attached to this proxy statement intend to vote such proxy “FOR” the election of each of the eleven nominees named above, unless the stockholder validly indicates otherwise on the proxy.

Vote Required for Approval

Our bylaws require that a director nominee be elected only if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of shares voted “FOR” that nominee exceeds the number of votes cast “AGAINST” that nominee). Abstentions and broker non-votes will have no effect on the outcome of this proposal. Each of our director nominees currently serves on the Board of Directors. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director”. Under our Corporate Governance Guidelines, each director submits an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect that director. In that situation, our Nominating/Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES SET FORTH ABOVE.

Illumina, Inc. 2024 Proxy Statement • 39

Our Auditors

Proposal 2: Ratification of the Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm

The Audit Committee of the Board is directly responsible for the appointment, compensation (including advance approval of the audit fee), retention, and oversight of the independent registered public accounting firm that audits our financial statements and our internal control over financial reporting. The Audit Committee annually reviews Ernst & Young LLP’s independence and performance in deciding whether to retain Ernst & Young LLP or engage a different independent auditor. Ernst & Young LLP has served as the Company’s external auditor continuously since 2000 and has been appointed by the Audit Committee to continue as the Company’s independent registered public accounting firm for fiscal year 2024. At the annual meeting, our stockholders are being asked to ratify the appointment of Ernst & Young LLP as Illumina’s independent registered public accounting firm for the fiscal year ending December 29, 2024. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

While stockholder ratification of the selection of Ernst & Young LLP is not required by our bylaws or other governing documents or law and is not binding on the Audit Committee, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as the Board believes it is a matter of good corporate governance. If stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP but may choose to continue the engagement. Even if the selection is ratified, the Audit Committee in its discretion may direct the selection of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

A representative of Ernst & Young LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

40 • Illumina, Inc. 2024 Proxy Statement

Audit Committee Report

The following report of the Audit Committee, the report of the Compensation Committee under “Compensation Committee Report”, along with statements in this proxy statement regarding the Audit Committee’s charter, are not considered “soliciting material” and are not considered to be “filed” with the SEC as part of this proxy statement. Any current or future cross-references to this proxy statement in filings with the SEC under either the Securities Act of 1933 or the Exchange Act will not include such reports or statements, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee oversees our accounting and financial reporting process including internal control over financial reporting, and audits of its financial statements on behalf of the Board of Directors and provides advice with respect to our risk evaluation and mitigation processes. In fulfilling its oversight role, the Audit Committee monitors and advises the Board of Directors on:

•	the integrity of our consolidated financial statements and disclosures;

•	the independent registered public accounting firm’s qualifications, independence and performance;

•	the performance of our internal audit functions;

•	the adequacy and effectiveness of our internal controls;

•	our compliance with legal and regulatory requirements; and

•

the processes utilized by management for identifying, evaluating, and mitigating strategic, financial, operational, regulatory, compliance, litigation, information security, and external risks inherent in our business.

The Audit Committee meets with the independent registered public accounting firm, internal auditor, and our outside counsel, with and without our management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

The Audit Committee, in its oversight role, has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, our independent registered public accounting firm. Management is responsible for the preparation, presentation, and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

Illumina, Inc. 2024 Proxy Statement • 41

During the course of fiscal 2023, management completed the documentation, testing, and evaluation of our system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates from management and Ernst & Young LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of our internal control over financial reporting. The Audit Committee also reviewed the report of management contained in our annual report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC, as well as Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm included in our annual report on Form 10-K related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee our efforts related to our internal control over financial reporting and management’s preparations for the evaluation for the fiscal year ending December 29, 2024.

The Audit Committee has reviewed and discussed the consolidated audited financial statements with management, discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard 1301 of the Public Company Accounting Oversight Board (Communications with Audit Committees), has received the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the Public Company Accounting Oversight Board (Communication with Audit Committees Concerning Independence), and has had discussions with Ernst & Young LLP regarding their independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2023, for filing with the SEC.

RESPECTFULLY SUBMITTED BY THE AUDIT COMMITTEE:

Caroline Dorsa (Chair) Gary Guthart Scott Ullem

42 • Illumina, Inc. 2024 Proxy Statement

Fees Paid to Ernst & Young LLP

During the fiscal years ended December 31, 2023, and January 1, 2023, the aggregate fees billed or accrued by Ernst & Young LLP for professional services were as follows:

	Year Ended
	December 31, 2023 ($)	January 1, 2023 ($)

Audit Fees	4,670,373	4,805,531

Audit-Related Fees	1,807,200[1]	7,200

Tax Fees	16,458	58,547

All Other Fees	—	—

Total	6,494,031	4,871,278

(1)	Primarily related to the audit of stand-alone financial statements for GRAIL

Audit fees consist of amounts for professional services rendered in connection with the integrated audit of our consolidated financial statements and internal control over financial reporting, review of the interim condensed consolidated financial statements included in quarterly reports, and statutory audits required internationally. For the fiscal year ended December 31, 2023, audit-related fees were primary incurred for the audit of stand-alone financial statements for GRAIL. For the fiscal year ended January 1, 2023, audit-related fees were primarily incurred for accounting consultations. Tax fees for the fiscal years ended December 31, 2023, and January 1, 2023, related to services rendered for the preparation of foreign tax filings. For the fiscal years ended December 31, 2023, and January 1, 2023, Ernst & Young LLP did not perform any professional services other than as stated under the captions Audit Fees, Audit-Related Fees, and Tax Fees.

Pre-Approval Policies and Procedures

The Audit Committee, as required by the Exchange Act, requires advance approval of all audit services and permitted non-audit services to be provided by our independent registered public accounting firm. The Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The services listed as Audit Fees, Audit-Related Fees, and Tax Fees in the table above were pre-approved by our Audit Committee in accordance with this policy.

Illumina, Inc. 2024 Proxy Statement • 43

Vote Required for Approval

Although ratification is not required by our bylaws or otherwise, the Board of Directors is submitting this proposal as a matter of good corporate governance practices. If stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee and the Board of Directors would consider such a negative vote in their consideration of what, if any, action to take. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent audit firm at any time during the fiscal year if it is determined that such a change would be in the best interests of Illumina and its stockholders. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal. If you abstain from voting on this proposal, the abstention will have the same effect as a vote against. Abstentions will have the same effect as an “AGAINST” vote, while broker non-votes will be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

44 • Illumina, Inc. 2024 Proxy Statement

Letter from Our Compensation Committee

Dear Fellow Stockholders,

Following our 2023 annual meeting, the Board undertook an extensive outreach to stockholders that took us deep into the stockholder list and saw at least two independent directors participate in every call. As the perspectives of our stockholders are particularly important context for the Compensation Committee, I personally participated in each of the 25 calls with investors who collectively owned 56% of outstanding shares.

The Committee had an immediate opportunity to put this stockholder feedback into action in the third quarter, when the Board selected Jacob Thaysen, Ph.D., to be our next CEO. As you will see in more detail throughout the following pages, the compensation package we developed is directly responsive to stockholder feedback:

•

70% of Jacob’s make-whole equity – a portion of his sign-on package which compensates him for the unvested equity in his prior company that he relinquished to join Illumina – is in relative-TSR PSUs, which directly aligns the value he will receive from the grant with incremental stockholder value his leadership creates.

•

Jacob’s sign-on package also included RSU-matching of his open market purchases up to a $1 million, in response to stockholder feedback that we should encourage alignment of interests through equity ownership.

•

We further reinforced alignment of Jacob’s interests with those of long-term stockholders by increasing our CEO stock ownership requirements, and by creating a 12-month post-vesting holding requirement for his annual equity.

The Committee did not limit its focus solely to compensation for our new CEO. We redesigned the annual cash bonus plan, effective in fiscal 2024. The plan will now reference a single 12-month performance period, which stockholders told us they preferred, rather than the two discrete half-year performance periods that were used previously. In response to other stockholder feedback, the Committee also enhanced the emphasis on PSUs as a percentage of equity grants and extended all performance periods to three years. PSUs will comprise 70% of annual equity grants in 2024, up significantly from 50% in 2023. Additionally, all PSUs will have a 3-year performance period, up from 2 years for EPS-based PSUs granted in 2023.

The Committee and the Board were particularly gratified on our outreach calls by the candor of the discussions, and the vocal support for our executive compensation philosophy even as stockholders pointed out aspects they felt we could improve. Along with my colleagues on the Committee, we are committed to strengthening the link between pay and performance, and to designing incentives that focus executives on, and reward them for, delivering superior performance and creating sustainable stockholder value. In the work we have done over the past year, I believe you can see hard evidence of our commitment to that goal. I appreciate your support and look forward to continuing the dialogue with you.

Sincerely,

Susan Siegel

Chair, Compensation Committee

Illumina, Inc. 2024 Proxy Statement • 45

Board Responsiveness to Stockholder Feedback

Our Board values stockholder feedback and is committed to robust stockholder outreach. Feedback received is conveyed to the full Board and respective Board committee and informs the Board and the Board committee discussions and decisions.

In response to the 2023 Say on Pay vote result and following the 2023 annual meeting, Illumina:

Offered engagement with stockholders owning ~61% of outstanding shares[1]	Conducted 25 post-annual meeting engagements with stockholders
Held discussions with stockholders owning ~56% of outstanding shares[1]	Ensured that independent directors led 100% of the engagements

The Illumina Engagement Team included the Board Chair, the Chair of the Compensation Committee, the Chair of the Nominating/Corporate Governance Committee, the Chair of the Audit Committee, and 1 other independent directors.

All calls included at least 2 independent directors.

(1)Ownership based on Form 13F filings for the quarter ended September 30, 2023

The table below outlines the compensation-related feedback received from stockholders following the 2023 annual meeting, the actions taken by the Board in response, and the impact of these actions.

Stockholder Feedback: “What We Heard”	Responsive Action: "What We Did"	Impact of Action: "Why It Is Important”

Overview of New CEO’s Compensation Package
If necessary, one-time grants should have performance requirements	✓ 70% of make-whole equity grant contingent on 3-year relative TSR performance	✓ Direct response to stockholder feedback ✓ Aligns CEO’s interests with those of long-term stockholders
Prevent “pay for failure” upon separation	✓ Make-whole cash payments subject to 2-year continued employment clawback provisions ✓ Time-based make-whole RSUs vest ratably over 3 years	✓ Projects against windfall to CEO upon early termination/resignation ✓ Enhances retention value and stability
Compensation structures and policies should encourage equity ownership	✓ RSU matching for open market purchases, up to $1 million for limited period ✓ Increased CEO stock ownership requirement to 6X ✓ One-year post-vesting holding requirement for annual equity awards	✓ Aligns CEO’s interests with those of long-term stockholders ✓ Disincentivizes excessive risk taking

46 • Illumina, Inc. 2024 Proxy Statement

Stockholder Feedback: “What We Heard”	Responsive Action: "What We Did"	Impact of Action: "Why It Is Important”

Overview of Executive Compensation Program
Incentives should be aligned with performance and stockholder value	✓ On average, 85% of 2023 target compensation for named executive officers (“NEOs”) consisted of at-risk pay elements	✓ Ensures continued focus on short- and long-term strategy ✓ Aligns NEO’s interests with those of long-term stockholders
Annual cash bonus should be based on 12-month Company performance	✓ For 2024, annual cash bonus set with a 12-month performance period instead of 2 half-year performance periods	✓ Direct response to stockholder feedback ✓ NEOs compensated based on full-year performance
PSUs should comprise at least 50% of target equity incentives	✓ 50% of 2023 annual equity in the form of PSUs ✓ For 2024, increased to 70% of annual equity in the form PSUs	✓ Direct response to stockholder feedback ✓ Strengthens alignment of NEO’s interests with those of long-term stockholders
Equity incentives should have multi-year performance goals	✓ In 2023, PSUs based on relative TSR had 3-year performance goals and PSUs based on EPS had 2-year performance goals ✓ For 2024, all PSUs will have 3-year performance goals	✓ Ensures NEO focus on long-term performance ✓ Strengthens alignment of payouts with long-term stockholder value creation

Illumina, Inc. 2024 Proxy Statement • 47

2023 Core Illumina Performance Highlights

In 2023, Core Illumina saw strong placements of our new high-throughput NovaSeq X instrument series and shipped more than 400 high-throughput instruments during the year. We also undertook a series of initiatives to reduce our expenses and achieved more than $175 million in run-rate savings. Despite these highlights, business growth was negatively impacted by challenging macroeconomic factors such as higher interest rates and funding costs, reduced availability of capital, and concerns about a potential economic downturn. Additionally, our expense actions were more than offset by the year-over-year decline in revenue and increase in cost of revenue.

Summary Financial Performance for FY23 for Core Illumina

Revenue $4.44B (i3% YoY) FY22: $4.55B	GAAP Operating Profit $552M (h15% YoY) FY22: $481M	Non-GAAP Operating Profit[1] $885M (i18% YoY) FY22: $1.08B
(1) See the tables included in Annex A for reconciliations of these GAAP and non-GAAP financial measures

Strategic Performance

Our substantial product, partnership and operational achievements continued through fiscal 2023 and demonstrate that we remain focused on developing innovative solutions to improve human health by unlocking the power of the genome and delivering profitable growth. Key highlights include:

1Q’23 Key Achievements	2Q’23 Key Achievements
Launched Illumina Connected Insights, a cloud-based software enabling tertiary analysis for clinical next-generation sequencing data	Announced Alliance for Genomic Discovery (“AGD”) to co-fund sequencing of 250,000 whole genomes and provide data for drug discovery and therapeutic development
Expanded partnership with Myriad Genetics to broaden access and availability of oncology homologous recombination deficiency testing in the US	Announced partnership with Pillar Biosciences, Inc. to make Pillar’s suite of oncology assays commercially available globally as part of Illumina’s oncology product portfolio
Received international privacy certification (ISO/IEC 27701) of 6 of Illumina’s cloud-based informatics programs	Unveiled PrimateAI-3D, an artificial intelligence algorithm that predicts disease-causing genetic mutations in patients with unprecedented accuracy
3Q’23 Key Achievements	4Q’23 Key Achievements
Launched TruSight Oncology 500 ctDNA v2, a liquid biopsy assay that enables faster turnaround time, higher sensitivity with lower input, and a more streamlined workflow	Announced the decision to divest GRAIL, with the goal of finalizing terms by the end of the second quarter 2024
Opened Illumina Solutions Center in Bengaluru, India to advance health care and combat the effects of climate change in South Asia	Signed agreement with Janssen Research & Development, LLC to collaborate on the development of Illumina’s novel MRD assay
Launched the 25B flow cell for the NovaSeq X, enabling customers to generate tens of thousands of whole genomes per year at lowest cost per sample of any Illumina platform	Expanded the AGD to add Bristol Myers Squibb, GSK and Novo Nordisk to join AbbVie, Amgen, AstraZeneca, Bayer, and Merck

48 • Illumina, Inc. 2024 Proxy Statement

Our Approach to Executive Pay

Compensation Discussion and Analysis

Our Compensation Philosophy

Our Compensation Philosophy serves as the foundation of the compensation program and is designed to achieve four key objectives:

Pay for Performance Provide economic incentives that link compensation with our short-, mid- and long-term performance	Alignment of Interests Strengthen the relationship between pay and stockholder value, upholding best-in-class compensation governance
Competitive Rewards Reward individuals for actions that create sustainable stockholder value at levels reflecting industry standards in ongoing pay value and mix	Retention Attract, retain, and reward world-class executives who contribute to our success

Our Compensation Practices

Our compensation practices are designed to align with our compensation philosophy:

Practice	Pay for Performance	Align Interests	Competitive Rewards	Retention

Over 85% of executive officer target direct compensation is at risk	✓	✓	✓	✓

Performance incentives require minimum performance against preset goals and are capped to minimize excessive risk taking	✓	✓	✓	✓

Challenging short and long-term goals incentivize exceptional performance	✓	✓	✓	✓

Robust stock ownership, anti-hedging and pledging, and clawback policies strengthen alignment of interests with stockholders		✓		✓

Comprehensive annual review and analysis of executive compensation ensures internal and external alignment	✓	✓	✓	✓
Stockholder feedback is key input to Board committee discussions and informs decisions taken	✓	✓	✓

Illumina, Inc. 2024 Proxy Statement • 49

New CEO Compensation Structure Reflects Stockholder Feedback

Mr. Thaysen was appointed CEO in September 2023 and his compensation structure is summarized in the table below. In designing Mr. Thaysen’s compensation structure, the Compensation Committee considered stockholder feedback received after our 2023 annual meeting and incorporated features that directly respond to stockholder preferences.

Pay Element	Key Features	Committee Rationale
Annual Compensation
Base Salary	Annual salary of $1,000,000	✓ Only fixed component of regular pay ✓ Competitively benchmarked
Annual Performance-based Incentive	Beginning in 2024, “at-risk” cash bonus with target opportunity equal to 125% of base salary	✓ Cash incentive earned based on Company performance against preset annual financial goals ✓ Competitively benchmarked
Annual Equity Incentives	Beginning in 2024, annual equity grant of $10,000,000: ✓70% PSUs and 30% RSUs ✓All annual grants subject to a 12-month post-vesting holding period

✓ PSUs are earned based on Company performance against preset 3-year performance goals

✓ RSUs strengthen long-term alignment of interests and retention

✓ Post-vesting holding requirement disincentivizes excessive risk taking and strengthen alignment of interests

One-time/Make-whole Sign-On Provisions
Cash Make-whole	$500,000 cash payment, subject to clawback in the event of CEO’s resignation or termination for cause within 2 years

✓ Compensate for estimated annual bonus forgone at prior company as a result of earlier start date with Illumina

✓ Clawback provision addresses stockholder feedback on minimizing “pay for failure” and ensures retention

Equity Make-whole	Equity grant of $3,500,000: ✓ 70% PSUs on the same terms as the relative TSR-based PSUs granted to executives in March 2023 ✓ 30% RSUs that vest in 3 annual installments	✓ Compensate for unvested equity forfeited at prior company to join Illumina ✓ Disincentivizes excessive risk taking
ILMN Stock Matching

One-time RSU grant of up to $1,000,000, that:

✓ Match open-market ILMN shares purchased within 12 months

✓Cliff-vests on 3rd anniversary of matching grant, subject to both continued employment and continued holding of purchased shares

✓ Incentivize personal investment in Illumina

✓ Enhance alignment of interests with those of long-term stockholders

✓ Three-year cliff vesting and holding requirements address stockholder feedback on creating alignment of long-term interests and ensure payouts align with incremental stockholder value creation

As of the date of this proxy statement:

2024 Update	Mr. Thaysen completed open market purchase of ILMN shares under his Rule 10b5-1 plan and received the matching RSU grant. As a result, Mr. Thaysen has also met the enhanced 6X stock ownership requirement.

50 • Illumina, Inc. 2024 Proxy Statement

Components of Fiscal 2023 Executive Compensation

The pay elements of our compensation program are:

Pay Element		2023 Key Characteristics
FIXED	Annual Base Salary	The only fixed pay component, base salary, provides competitive, fixed cash compensation for NEOs. For 2023, all salary increases were generally aligned with market.	CASH
AT RISK	Cash Bonus	Company-wide annual performance-based cash compensation. For NEOs, 100% of the annual cash bonus is earned based on Company performance against preset financial and operational goals established at the beginning of the fiscal year.
	Performance Stock Units (PSUs)	PSUs vest and are earned based on 3-year Company Relative TSR performance against select companies in the Nasdaq Biotechnology Index and the achievement of pre-determined earnings per share (“EPS”) targets at the end of the 2-year period. Starting with the 2024 grant, all PSUs will be subject to 3-year performance targets.	EQUITY
	Restricted Stock Units (RSUs)	Multi-year equity awards that vest based on continued service.

Compensation Mix

The charts below highlight the focus on long-term equity incentives and overall at-risk mix of the target compensation for our currently-serving NEOs for fiscal 2023. For our CEO, Mr. Thaysen, the chart reflects the pay mix of his ongoing regular compensation package as disclosed when he was appointed CEO in September 2023. For the other NEOs, the chart reflects percentages based on average compensation of all currently-serving continuing NEOs.

Illumina, Inc. 2024 Proxy Statement • 51

Our 2023 NEOs

For fiscal 2023, our NEOs include the following individuals who continue to serve as executive officers:

Named Executive Officer	Position
Jacob Thaysen	Chief Executive Officer
Joydeep Goswami	Chief Financial Officer, Chief Strategy and Corporate Development Officer
Charles Dadswell[1]	General Counsel & Secretary
Carissa Rollins	Chief Information Officer

(1)	Mr. Dadswell served as interim Chief Executive Officer from June 11, 2023, until September 25, 2023, when Mr. Thaysen was appointed Chief Executive Officer.

For fiscal 2023, our NEOs also include former executives whose compensation, according to the SEC rules, must be included in our Summary Compensation Table and made a part of this Compensation Discussion and Analysis:

Named Executive Officer	Position
Francis deSouza[2]	Former Chief Executive Officer
Alex Aravanis[3]	Former Chief Technology Officer, Head of Research and Product Development
Phil Febbo[4]	Former Chief Medical Officer
Kathryne Reeves[5]	Former Chief Marketing Officer
Susan Tousi[6]	Former Chief Commercial Officer

(2)	Mr. deSouza ceased to be an employee of Illumina effective June 11, 2023.
(3)	Dr. Aravanis ceased to be an employee of Illumina effective August 18, 2023.
(4)	Dr. Febbo ceased to be an employee of Illumina effective August 7, 2023.
(5)	Ms. Reeves ceased to be an employee of Illumina effective March 22, 2024.
(6)	Ms. Tousi ceased to be an employee of Illumina effective January 5, 2024.

Base Salary

Base salary is the only fixed component of our executive compensation program.

The Compensation Committee believes that base salary should reflect each executive’s responsibility and experience and be competitive with peer group pay levels for similar positions. Base salary adjustments reflect current performance assessed as part of our annual executive performance review and anticipated executive contributions including upon promotion or any other material change in job responsibility.

Our CEO recommends base salary changes for executive officers (excluding himself) to the Compensation Committee based on performance, criticality, retention, internal comparisons, and comparisons to market practices for similar executive officers. The Compensation Committee reviews these recommendations, makes adjustments if necessary, and approves base salary changes. The Board of Directors, upon the recommendation of the Compensation Committee, approves our CEO’s base salary based on performance and his current pay relative to other chief executives in our peer group.

52 • Illumina, Inc. 2024 Proxy Statement

Fiscal 2023 NEO Base Salaries

NEO Position	2022 Annual Base Salary ($)	2023 Annual Base Salary ($)	% YOY Change
Jacob Thaysen[1] Chief Executive Officer	—	$1,000,000	—
Joydeep Goswami[2] Chief Financial Officer, Chief Strategy and Corporate Development Officer	$525,000	$600,000	14%
Charles Dadswell General Counsel & Secretary	$575,000	$600,000	4%
Carissa Rollins[3] Chief Information Officer	$500,000	$525,000	5%
Francis deSouza[4] Former Chief Executive Officer	$1,100,000	$1,146,200	4%
Alex Aravanis[5] Former Chief Technology Officer, Head of Research and Product Development	$600,000	$625,000	4%
Phil Febbo[6] Former Chief Medical Officer	$575,000	$600,000	4%
Kathryne Reeves[3], [7] Former Chief Marketing Officer	$525,000	$550,000	5%
Susan Tousi[8] Former Chief Commercial Officer	$600,000	$625,000	4%

(1)	Mr. Thaysen was appointed Chief Executive Officer on September 25, 2023.
(2)

Mr. Goswami was appointed Chief Financial Officer on January 31, 2023, and received a 4% base salary increase to reflect annual merit and 10% market adjustment for his role; following the increase, his base salary was at the 50th percentile of CFOs at comparable companies.

(3)	Mses. Reeves and Rollins were not NEOs in fiscal 2022.
(4)	Mr. deSouza ceased to be an employee of Illumina effective June 11, 2023.
(5)	Dr. Aravanis ceased to be an employee of Illumina effective August 18, 2023.
(6)	Dr. Febbo ceased to be an employee of Illumina effective August 7, 2023.
(7)	Ms. Reeves ceased to be an employee of Illumina effective March 22, 2024.
(8)	Ms. Tousi ceased to be an employee of Illumina effective January 5, 2024.

Performance-Based Cash Compensation

Overview

At the beginning of each annual performance cycle, the Compensation Committee approves an “at-risk”, variable compensation program (VCP) for Company employees, including executive officers, pursuant to which the Board of Directors establishes preset financial performance goals for the relevant performance period. At the end of the performance period, the Compensation Committee evaluates Company performance against those preset performance goals to determine whether a cash incentive opportunity has been earned.

In order to set goals that drive, incentivize and measure performance that is beneficial to our stockholders, the VCP in fiscal 2023 consisted of bi-annual performance periods and payments for the first half (“1H”) and second half (“2H”) of the fiscal year. VCP goals were aligned to the annual fiscal forecast and budget and reflect the expected timing of our product releases and customer buying patterns. Any executive officer hired during the 2023 fiscal year on or prior to June 1, 2023 was eligible for both performance periods. Any executive officer hired during the fiscal year between June 2, 2023, and October 1, 2023, was eligible to participate in the 2H performance period. Any cash incentive compensation received by such executive was prorated based on the amount of time the executive officer contributed to the performance period. Even though Mr. Thaysen joined Illumina on September 25, 2023, he did not receive a VCP award in light of the cash award he received to make him whole for the bonus he forfeited from his prior employer (expected to be paid in 4Q 2023) to join Illumina.

Illumina, Inc. 2024 Proxy Statement • 53

New for 2024	In response to stockholder feedback, the Compensation Committee approved a change to the VCP structure for fiscal 2024 to eliminate half-year performance periods and instead adopt a 12-month performance period for each of the performance metrics underpinning the VCP.

2023 VCP Goals and Actual Performance

To determine VCP payouts for each performance period in fiscal 2023, the Compensation Committee pre-approved 2 separate and equally weighted financial performance goals for each performance period namely Core Illumina revenue objectives (the “revenue goals”) and Core Illumina non-GAAP operating income objectives (the “non-GAAP operating income goals”). For both metrics, the actual cash incentive achievement for each executive officer could have ranged from 0% to a maximum of 175%, with a minimum threshold of 50% based on the Company’s performance against the following fiscal 2023 revenue and non-GAAP operating income objectives (with the cash incentive amount calculated using a linear ratio for points between the threshold, target, and maximum objective levels).

Metric (Weight)	1H Performance Goals (in $ millions)				2H Performance Goals (in $ millions)
	Threshold	Target	Maximum	Actual	Threshold	Target	Maximum	Actual
Revenue (50%)	2,073	2,243	2,413	2,235	2,481	2,651	$2,821	2,203
Non-GAAP operating income[1] (50%)	502	582	662	584	793	873	953	584
Payout as % of Target	50%	100%	175%	1H Payout: 100%	50%	100%	175%	2H Payout: 0%

					Weighted Average Payout: 50%

(1)

Non-GAAP operating income for Core Illumina is a non-GAAP measure, used for VCP purposes, and consists of income (loss) from operations for Core Illumina, adjusted for amortization of acquired intangible assets, acquisition-related expenses, legal contingencies and settlements, changes in contingent consideration liabilities, restructuring charges and stock-based compensation expense related to Core Illumina.

As reflected in the table above, our VCP goals for fiscal 2023 represented a decrease from the corresponding goals in fiscal 2022, although the 2H targets represented significant increases over actual 2H 2022 performance achieved. Our Compensation Committee determined this was appropriate in order to reflect our fiscal 2023 forecast and budget, which anticipated the challenging macroeconomic environment and an increase in operating expenses as a result of increases in investments in R&D necessary to support the continued advancement of our innovation roadmap. The rigorous nature of the 2023 performance goals is also reflected by the fact that the actual performance in the respective performance periods and that on a blended basis the VCP payouts were ultimately below target.

2023 VCP Short-Term Incentive Targets and Incentive Payouts

For fiscal 2023, the Compensation Committee established target cash incentive amounts, calculated as a percentage of each executive officer’s base salary, for each performance period during which he or she was an Illumina employee. The targets as a percentage of base salary remained unchanged when compared to fiscal 2022.

Half of the total target cash incentive was eligible to be earned in each of the two performance periods under the 2023 VCP. The Compensation Committee evaluated the Company’s performance against the preset goals disclosed above to determine the cash incentive earned for each of the 6-month performance periods.

54 • Illumina, Inc. 2024 Proxy Statement

The following table presents the performance-based cash incentive targets as a percentage of base salary and the actual amounts earned by each NEO for fiscal 2023.

NEO	2023 Target Incentive (% of Base Salary)	1H Incentive Payout %	1H Incentive Payout $	2H Incentive Payout %	2H Incentive Payout $	2023 Total VCP Incentive Payout
Jacob Thaysen[1]	—	—	—	—	—	—
Joydeep Goswami	60%	100%	$180,000	0%	$0	$180,000
Charles Dadswell	71%	100%	$214,200	0%	$0	$214,200
Carissa Rollins	60%	100%	$157,500	0%	$0	$157,500
Francis deSouza[2]	135%	NA	NA	NA	NA	NA
Alex Aravanis[3]	60%	100%	$187,500	NA	NA	$187,500
Phil Febbo[3]	60%	100%	$180,000	NA	NA	$180,000
Kathryne Reeves	60%	100%	$165,000	0%	$0	$165,000
Susan Tousi[4]	60%	100%	$187,500	NA	NA	$187,500

(1)	Mr. Thaysen was not eligible to participate in the 2023 VCP.
(2)	Mr. deSouza ceased to be an Illumina employee in the first half of 2023 and was not eligible for payouts with respect to the first half 2023 VCP or to participate in the second half 2023 VCP.
(3)	Drs. Aravanis and Febbo ceased to be Illumina employees during the second half of 2023 and were not eligible for payouts with respect to the second half 2023 VCP.
(4)	Ms. Tousi ceased to be in early 2024 and, as a result, forfeited her second half 2023 VCP payout.

Long-Term Equity Compensation

The Compensation Committee believes it is important to align the interests of executive officers with those of stockholders. We believe that one of the most effective ways to accomplish this objective is to provide executive officers with a substantial economic interest in the long-term growth in the value of our Company and the value of our stock using equity grants. Accordingly, we award long-term incentives in the form of equity awards to reward performance and align executive officers’ interests with long-term stockholder interests by providing executive officers with an ownership stake in the Company, coupled with stock ownership requirements, which encourage sustained long-term performance, and provide an important retention element.

In determining the value of long-term incentives to be granted to an executive officer each year, we consider a number of factors, including, without limitation, the proportion of long-term incentives relative to total compensation, the executive officer’s impact on Company performance and ability to create value, long-term business objectives, and certain market data. In connection with new executive hires, we also consider competitive conditions applicable to the executive officer’s specific position in determining new hire equity grants.

New for 2024	In response to stockholder feedback requesting that equity compensation structures and policies strengthen the alignment of payouts with stockholder value creation and encourage equity ownership, the Compensation Committee incorporated 12-month post-vesting holding requirements for all annual equity grants to the CEO.

Illumina, Inc. 2024 Proxy Statement • 55

Fiscal 2023 Long-Term Equity Compensation

The following table presents the long-term equity compensation awarded to each NEO in fiscal 2023 based on grant date fair value. No stock options were issued in 2023.

NEO	PSUs ($)	RSUs ($)	Stock Options ($)	Total ($)
Jacob Thaysen[1]	$2,844,556	$1,050,047	—	$3,894,603
Joydeep Goswami	$2,470,531	$2,000,092	—	$4,470,623
Charles Dadswell	$1,698,582	$1,375,088	—	$3,073,670
Carissa Rollins	$1,235,404	$1,000,046	—	$2,235,450
Francis deSouza[2]	$7,719,337	$6,250,039	—	$13,969,376
Alex Aravanis[2]	$2,470,531	$2,000,092	—	$4,470,623
Phil Febbo[2]	$1,853,067	$1,500,168	—	$3,353,235
Kathryne Reeves[2]	$1,698,582	$1,375,088	—	$3,073,670
Susan Tousi[2]	$2,470,531	$2,000,092	—	$4,470,623

(1)	Reflects Mr. Thaysen equity grant in conjunction with his appointment as CEO in September 2023 in order to make him whole for awards forfeited at his prior employer to join Illumina.
(2)

Mr. deSouza and Drs. Aravanis and Febbo ceased to be Illumina employees in 2023 and Mses. Reeves and Tousi ceased to be Illumina employees in 2024. All unvested equity awards were forfeited by these executives upon them ceasing to be Illumina employees.

Note:	All equity values above reflect grant date fair value of awards computed in accordance with FASB ASC Topic 718.

Performance Stock Units

The Compensation Committee places a significant emphasis on performance-based long-term incentives by granting PSUs that vest based on Company performance against preset multi-year goals.

PSUs are intended to be an ongoing part of our long-term equity incentive compensation program; however, the Compensation Committee is not obligated to grant PSUs or any other equity incentive award each year. Historically, in keeping with our compensation philosophy to tie executive pay to performance and stockholder value creation, we grant PSUs to our executives that will vest only to the extent that we achieve pre-determined EPS goals at the end of a 2- or 3-year performance period and pre-determined relative TSR goals at the end of a 3-year performance period.

Typically, the number of shares earned will range from 0% to a maximum of between 150% and 200% (depending on the plan year) of the number of shares specified in the PSU agreement based on performance relative to the EPS and relative TSR goals approved by the Compensation Committee. Vesting at target (100%) will occur if the performance objectives are met, with vesting above target only occurring if superior performance is achieved.

In 2023, each of our executive officers received an annual grant of PSUs, with a portion vesting based on an EPS metric measured over a 2-year performance period and a portion vesting based on 3-year TSR performance relative to select companies in the Nasdaq Biotechnology Index (“rTSR”).

New for 2024	In response to stockholder feedback and in order to further strengthen the performance component of our executive compensation program, the Compensation Committee increased the PSU component to 70%, up from 50% in 2023.

56 • Illumina, Inc. 2024 Proxy Statement

Key Features of our 2023 PSU Awards

Multi-year Performance Periods: For the EPS-based PSUs, the actual payout will be calculated based on Company performance against the preset EPS goal for the 2-year period ending Dec. 29, 2024. For the rTSR-based PSUs, the actual payout will be calculated based on the percentile ranking of the Company’s TSR for the 3-year period ending Jan. 4, 2026, relative to the TSR performance of select companies in the Nasdaq Biotechnology Index.

Vesting Requirements and Caps: For both PSU types, the Compensation Committee established Threshold, Target and Maximum performance levels and corresponding payout levels. For performance below Threshold, the respective PSUs would not vest and be forfeited, and for performance at Target, the PSUs would vest at 100% of the target number. For performance at or exceeding Maximum, vesting of the awards would be capped for EPS-based PSUs at 150% of the target number and for rTSR-based PSUs at 175% of the target number.

rTSR goals: Target will be achieved if rTSR ranks in the 50th percentile, threshold performance will be achieved if rTSR ranks at or above the 25th percentile and maximum performance will be achieved if rTSR ranks in the 75th percentile or higher. The rTSR-based PSUs are also subject to an additional requirement: Should 3-year absolute TSR be negative, vesting of the rTSR PSUs would be capped at 100% of the target number even if relative TSR meets or exceeds the 75th percentile.

Information regarding the EPS goals will be disclosed after the end of the performance cycle.

The Compensation Committee and the Company believe in transparency and strive to disclose as much information to stockholders as possible except when they believe that providing full, or even limited, disclosure would be detrimental to the interests of stockholders. We believe that certain disclosures could provide our competitors with insight regarding confidential business strategies without meaningfully adding to stockholders’ understanding. Hence, we do not disclose forward-looking financial targets that underpin the PSUs described above.

We generally do not disclose forward-looking goals for our multi-year incentive programs, because the Company does not provide forward-looking guidance to our investors with respect to multi-year periods, and it is competitively sensitive information. Consistent with our past and current practice, we will disclose multi-year performance goals in our regular programs in full after the close of the performance period.

New for 2024	In response to stockholder feedback, the Compensation Committee approved a design change to the PSU structure to provide that all PSUs will have a 3-year performance period. In addition, the EPS goal will be replaced with an operating margin goal.

Vesting Outcome for PSUs granted in 2021

In 2021, the Compensation Committee granted PSUs with a 3-year performance goal. The threshold, target and maximum goals for the PSUs were established at the beginning of 2021 with a possible payout of 0-175%. The table below shows the threshold, target and maximum EPS goals, as well as our actual performance for the period. The minimum threshold was not achieved and there was no payout, consistent with our “pay for performance” compensation philosophy.

Illumina, Inc. 2024 Proxy Statement • 57

Performance Period	EPS Threshold	EPS Target	EPS Maximum	Fiscal 2023 EPS Result[1]	Fiscal 2023 Payout
2021-2023	$6.29	$7.54	$9.73	$5.60	0%

(1)

EPS for PSU purposes consists of income (loss) before income taxes for Core Illumina, adjusted for amortization of acquired intangible assets, acquisition-related expenses, legal contingencies and settlements, restructuring charges, and changes in contingent consideration liabilities, the fair value of our strategic investments, and the fair value of our Helix contingent value right that relate to the Core Illumina segment to arrive at non-GAAP income (loss) before income taxes for Core Illumina. Additional adjustments are made to align with the capital structure, currency and tax assumptions used when PSU targets were established or when assessing the financial impacts of a material acquisition to arrive at non-GAAP net income (loss) for Core Illumina. EPS for PSU purposes is derived by dividing non-GAAP net income (loss) for Core Illumina by our adjusted weighted-average shares outstanding, which is determined by reducing consolidated diluted weighted-average shares outstanding by shares issued as part of closing the GRAIL acquisition.

Restricted Stock Units

Long-term equity compensation packages to executive officers include grants of time-vesting RSUs. RSUs vest over a 4-year period, with 25% of the RSU vesting annually. Vesting in all cases is subject to the individual’s continued service through the applicable vesting date.

Make-Whole Awards and Matching RSUs

When Mr. Thaysen was offered the position of CEO, it was recognized that he would generally forfeit four-years worth of unvested equity awards with his prior employer, and that a make-whole award would be necessary to replace the value of this forfeited equity. Consistent with our pay for performance philosophy, it was determined that Mr. Thaysen’s make-whole award would consist of 30% RSUs and 70% PSUs, representing a higher proportion of PSUs than awards to other executive officers in order to recognize Mr. Thaysen’s leadership role as CEO and our commitment to increase the percentage of PSU awards going forward. The RSUs vest in equal installments over three years, while the PSUs vest subject to the same rTSR goals as apply to the 2023 PSU grants to Illumina’s other executive officers. The decision to solely use rTSR was motivated by the desire to align Mr. Thaysen’s incentives with those of our stockholders as strongly, and as quickly, as possible.

In addition, to further align Mr. Thaysen’s interests with those of our stockholders and encourage a personal investment in Illumina, we committed to providing a “matching” RSU award to Mr. Thaysen in respect of any shares of our common stock he purchased during the first year of his employment with us, up to a maximum amount of $1,000,000. As a sign of his commitment to Illumina, Mr. Thaysen purchased matchable shares within five months of joining Illumina, and we accordingly granted the matching RSU award to him, which will vest in full on the third anniversary of the grant date, subject to Mr. Thaysen’s continued employment and holding of the purchased shares through such date. This matching RSU grant was made in 2024, and therefore is not reflected in the compensation tables in this proxy statement.

Deferred Compensation Plan

Illumina’s Deferred Compensation Plan (the “Deferred Compensation Plan”), effective December 1, 2007, provides key employees, including our NEOs, and directors with an opportunity to defer a portion of their salary, annual cash incentive, and other specified compensation. The Deferred Compensation Plan also permits us to make discretionary contributions on behalf of the participants. A participant is always fully vested in accounts under the Deferred Compensation Plan attributable to a participant’s contributions and related earnings on such contributions. Company contributions vest in accordance with the vesting schedule

58 • Illumina, Inc. 2024 Proxy Statement

determined at the time such contributions are made but will vest in full upon the occurrence of a participant’s death, disability or retirement, or a “change in control” (as defined in the Deferred Compensation Plan). A participant will receive his or her “retirement benefit” or “termination benefit” (each as defined in the Deferred Compensation Plan) in a lump sum payment equal to the unpaid balance of all of his or her accounts if a “separation from service” (as defined in the Deferred Compensation Plan) occurs within 24 months following a change in control.

Change-in-control Severance Agreements

Consistent with our commitment to aligning the interests of our executive officers and our stockholders, we believe that providing change-in-control benefits may eliminate, or at least reduce, the reluctance of executive officers to pursue potential change-in-control transactions that may be in the best interests of stockholders. As such, we provide change-in-control severance benefits to our executive officers that are subject to a double trigger (i.e., change in control and a qualifying termination).

For purposes of these benefits, in general, a change in control is deemed to occur in any of the following circumstances:

•	any merger or consolidation in which we are not the surviving entity or our stockholders do not own substantially all of the stock of the ultimate parent organization;

•	the sale of all or substantially all of our assets to any other person or entity;

•	the acquisition of beneficial ownership of a controlling interest in the outstanding shares of our common stock by any person or entity;

•

a contested election of our directors as a result of which or in connection with which the persons who were directors before such election or our directors’ nominees cease to constitute a majority of the Board of Directors; or

•	any other event specified by the Board of Directors.

Under the change-in-control severance agreements, the executive would receive benefits if he or she were terminated within two years following the change in control, or during a specified period prior to the change in control if such termination relates to the pending change in control, either:

•

by the Company other than for “cause”, which is defined in each change-in-control severance agreement to generally include repeated failure or refusal to materially perform his or her duties that existed immediately prior to the change in control, conviction of a felony or a crime of moral turpitude, or engagement in an act of malfeasance, fraud, or dishonesty that materially damages our business; or

•

by the executive on account of “good reason”, which is defined in each change-in-control severance agreement to generally include certain reductions in the executive’s annual base salary, target cash incentive, position, title, responsibility, level of authority, or reporting relationships that existed immediately prior to the change in control, or a relocation, without the executive’s written consent, of the executive’s principal place of business by more than 35 miles from the executive’s principal place of business immediately prior to the change in control.

Illumina, Inc. 2024 Proxy Statement • 59

Pursuant to the change-in-control severance agreements, if a covered termination of the executive’s employment occurs, then the executive is generally entitled to the following benefits (in addition to any previously earned amounts):

•

a severance payment equal to one year of the executive’s annual base salary plus the greater of (a) the executive’s then-current annual target cash incentive or other target incentive amount and (b) the annual cash incentive or other incentive paid or payable to the executive for the most recently completed fiscal year, multiplied by two for Mr. Thaysen;

•	a pro rata portion of the executive’s annual target cash incentive or other target incentive amount for the fiscal year in which the termination occurs;

•

payment of a portion of the executive’s group medical and dental insurance coverage premiums under COBRA, including coverage for the executive’s eligible dependents enrolled immediately prior to termination, so that the executive pays the same amount as a similarly situated active employee for a maximum period of one year (two years for Mr. Thaysen), however, our obligation to pay such premiums ceases immediately upon the date the executive becomes covered under any other group health plan;

•	continuance of the executive’s indemnification rights and liability insurance for a maximum of one year following termination;

•	continuation of the executive’s perquisites to which the executive was entitled for a period of 12 months or, in the case of Mr. Thaysen, 24 months;

•	automatic vesting of the executive’s unvested equity or equity-based awards at 100% achievement; and

•	certain professional outplacement services consistent with the executive’s position for up to two years following termination.

The change-in-control severance agreements include a “best-net cutback provision” which provide that each executive’s total change-in-control payment will be reduced in the event such payment is subject to the excise tax imposed by Section 4999 of the Code and such a reduction would provide a greater after-tax benefit for the executive. The change-in-control severance agreements do not provide for gross-ups for “golden parachute” excise tax. A full analysis of the financial impact of the “best-net cutback provision”, and the impact of any adverse tax consequences of paying the amounts in full, will be performed based on the facts and circumstances in the event a change in control were to occur.

In addition, as described above, each executive will be entitled to a lump sum payout of his or her benefits under our Deferred Compensation Plan in connection with certain specified terminations.

Offer Letter with Mr. Thaysen

In connection with his appointment as Chief Executive Officer, we entered into an offer letter with Mr. Thaysen on August 31, 2023, as amended on November 8, 2023 (as amended, the “Thaysen Offer Letter”).

Under the terms of the Thaysen Offer Letter, Mr. Thaysen is entitled to: (i) an annual base salary of $1,000,000; (ii) beginning in 2024, eligibility to participate in the Company’s annual VCP at a target opportunity equal to 125% of his base salary; (iii) beginning in 2024, eligibility to receive annual equity awards with an aggregate

60 • Illumina, Inc. 2024 Proxy Statement

grant date value of $10,000,000, and with the 2024 grant consisting of 70% PSUs and 30% RSUs, with all such annual grants subject to a one-year post-vesting holding period (other than for shares necessary to satisfy tax obligations); and (iv) a fixed monthly cash stipend of $15,000 until the earlier of (1) Mr. Thaysen’s relocation to the San Diego area and (2) June 30, 2024 (intended to cover expenses incurred by Mr. Thaysen in connection with his travel to the San Diego area until his relocation).

In order to incentivize Mr. Thaysen to join Illumina, the Thaysen Offer Letter also provided for make-whole awards to replace compensation that Mr. Thaysen would forfeit with his prior employer, including the make-whole equity awards described above under “Make-Whole Awards and Matching RSUs”. Since Mr. Thaysen’s prior employer had a fiscal year ending October 31, 2023 and expected to pay annual bonuses in the fourth quarter of 2023, to induce Mr. Thaysen to commence employment with Illumina in September, we agreed to provide him with a $500,000 sign-on bonus to replace the value of his forfeited annual incentive award. In response to stockholder feedback and to prevent “pay for failure upon separation”, the sign-on bonus is subject to clawback if Mr. Thaysen’s employment terminates prior to the second anniversary of his start date, other than a termination by Illumina without “cause” or a termination that entitles Mr. Thaysen to change-in-control severance benefits as described above. In addition, the Thaysen Offer Letter also provides for the grant of matching RSUs described above under “Make-Whole Awards and Matching RSUs”.

Executive Transitions

In fiscal 2023 and early 2024, Mr. deSouza, Drs. Aravanis and Febbo, and Mses. Reeves and Tousi ceased employment with Illumina. In connection with their resignations, we did not enter into any termination or severance agreements with Mr. deSouza, Dr. Aravanis or Ms. Tousi. Mr. deSouza’s employment ended effective June 11, 2023, and he forfeited his FY23 VCP payout. Dr. Aravanis’ employment ended on August 18, 2023, and he received payout for FY23 1H VCP and forfeited his FY23 2H VCP payout. Ms. Tousi’s employment ended on January 5, 2024, and she received a payout for FY23 1H VCP and forfeited her FY23 2H VCP payout. All unvested equity awards were forfeited by these executives upon their departure.

As part of an organizational realignment, the Company entered into a Separation Agreement consistent with our current practice and in line with market benchmarks, dated as of September 5, 2023, pursuant to which Dr. Febbo received payments equal to (i) one year of his annual base salary ($600,000) and (ii) group health insurance premiums under COBRA for a period of 12 months. Dr. Febbo was also entitled to access certain executive physical benefits during the 2023 calendar year. While Dr. Febbo received a payout for FY23 1H VCP, he forfeited his FY23 2H VCP payout. All of Dr. Febbo’s unvested equity awards were forfeited upon his departure, which was effective August 7, 2023.

As part of an organizational realignment, the Company entered into a Separation Agreement consistent with our current practice and in line with market benchmarks, dated as of March 19, 2024, pursuant to which Ms. Reeves received payments equal to (i) one year of her annual base salary ($550,000), (ii) sixty days’ notice ($91,667), and (iii) group health insurance premiums under COBRA for a period of 12 months. Ms. Reeves received a payout for FY23 1H VCP and no payout for FY23 2H VCP as it was not achieved. All of Ms. Reeve’s unvested equity awards were forfeited upon her departure, which was effective March 22, 2024.

Other Benefits and Perquisites

We do not provide pension arrangements or post-retirement health coverage for our executives or employees, other than the change-in-control severance benefits discussed above. Our executive officers are eligible to participate in a Company-sponsored executive health screening program in addition to being offered medical

Illumina, Inc. 2024 Proxy Statement • 61

and other benefits that are available to other full-time employees, including dental, vision, and group term life insurance, AD&D premiums, a 401(k) plan, and an Employee Stock Purchase Plan. Our discretionary contributions to the 401(k) plan on behalf of each employee participating in the plan are set at up to 50% of the first 6% of the employee’s contributions to the plan. During fiscal 2023, all executive officers were eligible to participate in our 401(k) plan, and all NEOs participating in the plan received discretionary matching contributions.

Our Compensation Governance

Annual Compensation Risk Assessment

The Compensation Committee, in partnership with management, conducts an annual assessment of potential risks related to our compensation policies, practices and programs. The assessment reviews, among other factors, short-term and long-term performance programs, performance measures and goals, and oversight. Additionally, the programs described in this Compensation Discussion and Analysis have been designed with specific features to address potential risks while rewarding executives including performance thresholds and maximums, stock ownership guidelines, equity administration rules, insider-trading policies, and compensation clawback or recoupment policies. Based on this assessment, the Compensation Committee concluded that our compensation program does not create risks that are reasonably likely to have a material adverse effect on the Company.

Director and Officer Stock Ownership Policy

The Board of Directors, acting on the recommendation of the Compensation Committee, has adopted stock ownership guidelines that are applicable to each of our non-employee directors, each of our “Section 16 Officers” and each of our officers having a title of “Senior Vice President” or above. Each individual subject to the guidelines is required to own and hold shares of our common stock or certain of its equivalents having an aggregate value at least equal to:

Title	Requirement
Non-Employee Director	5x annual retainer
Chief Executive Officer	6x base salary
Senior Vice President	2x base salary
Section 16 Officer, if not covered above	1x base salary

Each individual subject to our stock ownership guidelines is required to achieve compliance with the applicable ownership levels set forth above within 5 years from the date such individual director or officer first became subject to the guidelines, either as a result of being hired or promoted. Unvested PSUs and all stock options do not count towards satisfaction of the ownership guidelines.

During the period in which a covered director or officer is not in compliance with the applicable ownership guidelines, such director or officer:

•

is required to retain an amount equal to 100% of the net shares of common stock received as a result of the vesting of restricted stock or RSUs (“net shares” are those shares that remain after shares are sold or netted to pay withholding taxes); and

62 • Illumina, Inc. 2024 Proxy Statement

•

may not establish a qualified trading plan (i.e., a Rule 10b5-1 trading program) or modify an existing qualified trading plan to increase the number of shares of our common stock to be sold under such plan (under our Insider Trading Policy our directors, executive officers, and each of our officers having a title of “Senior Vice President” or above may only sell shares of our common stock pursuant to a qualified trading plan).

New for 2024	In response to stockholder feedback and to increase the alignment of executive and stockholder interests, the Compensation Committee increased the CEO’s Stock Ownership requirement from the legacy 5X base salary standard to a 6X base salary standard going forward.

Post-Vesting Holding Requirement

In order to further encourage equity ownership and align the interests of the CEO with those of long-term stockholders, the Compensation Committee incorporated a post-vesting holding requirement for the annual equity grants to the CEO. Under this policy, shares of common stock received upon the vesting of the CEO’s annual equity grants are subject to no-sell provisions for a further 12-month period (other than shares necessary to satisfy taxes).

New for 2024	In response to stockholder feedback and to increase the alignment of interests, the Compensation Committee incorporated a 12-month post vesting holding requirement for the CEO’s annual equity awards.

Clawback Policy

We have amended and restated our clawback policy to comply with the requirements of the Dodd-Frank Act, and the rules and regulations adopted by the SEC and Nasdaq. The policy sets forth the circumstances under which the Board or the Compensation Committee has authority to recover an executive officer’s incentive compensation. The amended clawback policy limits the Board’s and the Compensation Committee’s discretion to pursue recovery in the event we are required to restate our financial statements, regardless of any fault on the part of the executive.

We believe our clawback policy reduces the potential risk that an executive officer would intentionally misstate results to benefit under an incentive program. In addition, our executive officers are required to acknowledge in writing the clawback policy and that compensation we have awarded to them may be subject to forfeiture or repayment pursuant to the terms of the policy and/or applicable law, among others.

Insider Trading Policy

We have adopted an insider trading policy applicable to officers, directors, employees and other related individuals to provide guidance and prevent inappropriate actions and transactions related to equity especially as it relates to persons that have or may have access to material non-public information. Every new employee and consultant, upon commencement of their relationship with Illumina is provided, and is individually responsible for compliance with this policy.

Our Insider Trading Policy specifically prohibits our directors and executive officers, including NEOs from engaging in short sales, hedging, pledging, or entering into any transaction with put or call options or any other security derivative of our common stock.

Illumina, Inc. 2024 Proxy Statement • 63

Use of Market Data and Peer Group

For fiscal 2023, as in previous years, the Compensation Committee determined not to target specific percentiles within the peer group in connection with executive compensation decisions. The Compensation Committee believes that market data is only one factor, and its executive compensation determinations are the result of many factors, including an executive’s historical performance, future criticality, retention objectives, and the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee, as well as input from, and peer group data provided by, Aon in its capacity as the Compensation Committee’s independent compensation consultant.

As our product and industry roadmap evolves and diversifies, we compete increasingly for talent that has experience in integrating biology, chemistry, fluidics, material sciences, hardware, and software. The criteria used to determine our peer group in connection with the fiscal 2023 compensation review process included taking a broad industry view as well as emphasizing revenue growth, actual revenue (0.5x to 3x Illumina) and market capitalization (0.5x to 3x Illumina), research and development expenses as a percent of revenue, and total shareholder return. The Compensation Committee also considered criteria applied by corporate governance groups. Aon compiled relevant companies from the Pharmaceutical, Biotech and Tools; Healthcare Equipment and Supplies; Technology Hardware and Equipment; Semiconductor and Semiconductor Equipment; and Software and Software Services sectors. Many of our peer group companies are located in geographic areas in which we compete for talent, which includes high cost-of-labor areas and therefore impacts rates of pay.

Fiscal 2023 Compensation Peer Group

Our executive and director compensation peer group, set forth below, was updated for fiscal 2023 to remove companies that were included in our fiscal 2022 peer group but were either acquired or no longer met the applicable financial criteria. These companies were replaced with companies that met all financial criteria including R&D investment. The companies removed for fiscal 2023 were Alexion Pharmaceuticals, Inc., Nvidia, Thermo Fisher Scientific Inc., VMware, Inc. and Xilinx, Inc.

Our fiscal 2023 peer group is listed in the table below. Companies that are new to our compensation peer group in fiscal 2023 are denoted by an ‘*’ in the table below.

Agilent Technologies, Inc.	Horizon Therapeutics plc	Regeneron Pharmaceuticals, Inc.

Align Technology, Inc.	IDEXX Laboratories, Inc.	ResMed Inc.

Biogen Inc.	Intuitive Surgical, Inc.	Vertex Pharmaceuticals, Inc.

Bio-Rad Laboratories, Inc.*	Jazz Pharmaceuticals plc	Waters Corporation*

DexCom, Inc.*	Lam Research Corporation	Workday, Inc.

Edwards Lifesciences Corporation	Palo Alto Networks, Inc.

Hologic, Inc.*	PerkinElmer, Inc.*

Role of the Compensation Committee

The Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies, and programs. The Board of Directors has determined that each member of the Compensation Committee is independent within the meaning, and meets the requirements, of the Exchange Act and the Nasdaq listing standards, and a “non-employee director” under Rule 16b-3 under the Exchange Act. The Compensation Committee functions under a written charter, which was adopted by the Board of Directors. The charter is reviewed annually and updated as appropriate. A copy of the charter is available on our website at www.illumina.com/company/about-us/board-of-directors.html under “Committee Composition”.

64 • Illumina, Inc. 2024 Proxy Statement

The Compensation Committee typically meets as often as it considers necessary to perform its duties and responsibilities. The Compensation Committee held 9 meetings during fiscal 2023, and it has held 2 meetings so far in 2024 to, among other things, review and finalize compensation elements related to fiscal 2023 and 2024 performance-based compensation. The Chair works with the CEO and the Chief People Officer (“CPO”) to establish the meeting agenda in advance of each meeting.

The Compensation Committee typically meets with the CEO, CFO, CPO, General Counsel, our external counsel, and, as needed, with an independent compensation consultant retained by the Compensation Committee. When appropriate, such as when the Compensation Committee is discussing or evaluating compensation for the CEO, the Compensation Committee meets in executive session without management. The Compensation Committee receives and reviews materials in advance of each meeting. These materials include information that the independent compensation consultant and management believe will be helpful to the Compensation Committee, as well as materials that the Compensation Committee has specifically requested, including benchmark information, historical compensation data, performance metrics and criteria, the Board of Directors’ assessment of our performance against our goals, and the CEO’s assessment of each executive officer’s performance against pre-determined, individual objectives. The Compensation Committee also evaluates the prior year’s Say on Pay vote results and the feedback received from stockholders in determining whether, and what, changes, if any, would serve to strengthen the link between pay and performance and protect the interests of stockholders. Based on this feedback, the Compensation Committee made several changes to our executive compensation programs, as described in this Compensation Discussion and Analysis.

Role of the Compensation Consultant

For fiscal 2023, the Compensation Committee retained an independent compensation consultant from Aon as the Compensation Committee’s advisor reporting directly to the Chair of the Compensation Committee. The fees for the services provided by Aon to the Compensation Committee in fiscal 2023 totaled $771,750. In addition, management engaged Aon for additional consulting services for fees that totaled $323,489 for fiscal 2023. The Compensation Committee annually assesses the independence of the compensation consultant under Nasdaq and SEC criteria and, for 2023, concluded that no conflict of interest exists that would prevent Aon from serving as an independent consultant to the Compensation Committee.

The Compensation Committee directed Aon to conduct a comprehensive formal review and analysis of our executive compensation and incentive programs relative to market practices and those companies we compete with for talent. This review consisted of a comparative analysis of our executive compensation philosophy and the practices of identified peer group companies and broader industry trends, including a review of the total direct compensation (inclusive of salary, cash incentives, and equity awards) of our executive officers.

Tax and Accounting Considerations

Section 162(m) rules of the Code prevents the Company from claiming a deduction for any compensation paid to any current or former NEO that exceeds $1 million, including performance-based compensation. The Compensation Committee takes into account the impact of 162(m) on the tax deductibility of compensation granted to the executive officers, but the Compensation Committee has authorized, and expects to continue to authorize, compensation that does not qualify for tax deductibility in order to provide a competitive compensation program that is aligned with stockholder interests.

Illumina, Inc. 2024 Proxy Statement • 65

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

RESPECTFULLY SUBMITTED BY THE COMPENSATION COMMITTEE:

Susan Siegel (Chair)

Robert Epstein

Scott Gottlieb

Andrew Teno

66 • Illumina, Inc. 2024 Proxy Statement

Executive Compensation

Summary Compensation Table

The following table provides information concerning the compensation of our NEOs for fiscal 2023 and, to the extent such NEOs were NEOs in either the 2023 or 2022 proxy statements, fiscal 2022 or 2021 compensation, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Options Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

Jacob Thaysen(4)	2023	250,000	500,000(5)	3,894,603	—	—	46,630	4,691,233

Chief Executive Officer

Joydeep Goswami	2023	594,231	50,000(6)	4,470,623	—	180,000	19,323	5,314,177

Chief Financial Officer, Chief Strategy and Corporate Development Officer	2022	519,231	125,000(6)	2,750,322	—	126,000	17,073	3,537,626

Charles Dadswell	2023	594,231	200,000(6)	3,073,670	—	214,200	21,965	4,104,066

General Counsel & Secretary	2022	569,231	—	2,750,322	—	138,000	20,296	3,477,849

	2021	544,231	—	2,500,560	—	495,000	21,495	3,561,286

Carissa Rollins(4)	2023	519,231	—	2,235,450	—	157,500	16,788	2,928,969

Chief Information Officer

Francis deSouza(7)	2023	518,354	—	13,969,376	—	—	6,776	14,494,506

Former Chief Executive Officer	2022	1,100,000	—	12,500,293	12,500,011	594,000	57,893	26,752,197
	2021	1,088,462	—	11,000,700	—	2,227,500	16,972	14,333,634

Alex Aravanis(7)	2023	402,885	—	4,470,623	—	187,500	8,302	5,069,310

Former Chief Technology Officer,	2022	588,462	—	4,000,318	4,000,036	144,000	14,198	8,747,014

Head of Research and Product Development	2021	538,462	—	4,000,443	—	495,000	17,602	5,051,507

Phil Febbo(7)	2023	375,500	—	3,353,235	—	180,000	617,734	4,526,469

Former Chief Medical Officer	2022	563,461	—	4,000,649	—	138,000	20,208	4,722,318

Kathryne Reeves(4)(7)	2023	544,231	—	3,073,670	—	165,000	15,634	3,798,535

Former Chief Marketing Officer

Susan Tousi(7)	2023	619,231	—	4,470,623	—	187,500	57,299	5,334,653

Former Chief Commercial Officer	2022	588,462	—	4,000,318	4,000,036	144,000	57,742	8,790,558
	2021	532,692	—	4,000,443	—	495,000	13,354	5,041,489

(1)

This reflects the grant date fair value of awards granted and is computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. Refer to Note 6 in the Notes to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for a discussion of the relevant assumptions used in calculating the grant date fair value of such awards. The amount reported under “Stock Awards” with respect to the 2023 PSUs are valued based on the probable outcome of the applicable performance conditions determined as of the grant date. If we achieve the highest level of performance, the grant date fair values with respect to such PSUs are as follows: Mr. Thaysen $4,977,968; Mr. Goswami $4,123,400; Mr. Dadswell $2,834,980; Ms. Rollins $2,061,942; Mr. deSouza $12,883,836; Dr. Aravanis $4,123,400; Dr. Febbo $3,092,821; Ms. Reeves $2,834,980; and Ms. Tousi $4,123,400. The awards granted to Mr. deSouza, Drs. Aravanis and Febbo and Mses. Reeves and Tousi were forfeited when they ceased to be Illumina employees.

(2)

Reflects performance-based cash incentives earned during fiscal 2023, 2022 and 2021 under Illumina’s variable compensation program, which were paid in the third fiscal quarter of 2023, the third fiscal quarter of 2022, the first fiscal quarter of 2022, and the third fiscal quarter of 2021, respectively. No cash incentive amounts were paid with respect to the 2023 and 2022 2H performance periods, and Mr. deSouza did not receive a cash incentive payment in 2023. The cash incentive program is described in the Compensation Discussion and Analysis under the caption “Performance-Based Cash Compensation”.

Illumina, Inc. 2024 Proxy Statement • 67

(3)

These amounts represent Company contributions to 401(k) plans, Company contributions to the non-qualified deferred compensation plan for a 401(k) match true-up, Company-paid physical exams and long-term disability premiums. These amounts include $600,000 in severance payments to Dr. Febbo. For Mr. Thaysen, the amount includes $45,000 in relocation costs. For Ms. Tousi, the amount includes $37,258 in connection with her participation in sales incentive trips in 2023, including flights, hotels, and entertainment, and gross up for taxes in the amount of $17,120.

(4)	Mr. Thaysen and Mses. Reeves and Rollins became named executive officers in fiscal 2023, therefore information is not provided with respect to fiscal 2022 and 2021.
(5)

Represents a sign-on bonus pursuant to the Thaysen Offer Letter in order to make Mr. Thaysen whole for the bonus he forfeited with his prior employer to join Illumina. The bonus is subject to clawback upon certain terminations within two years of Mr. Thaysen’s start date.

(6)

Represents a $50,000 per month stipend paid to Mr. Dadswell for his service as interim Chief Executive Officer during the third and fourth quarters of 2023 and a $25,000 per month stipend paid to Mr. Goswami for his service as interim Chief Financial Officer during the first quarter of 2023 and 2022.

(7)

Mr. deSouza ceased to be an employee effective June 11, 2023. Dr. Aravanis ceased to be an employee effective August 18, 2023. Dr. Febbo ceased to be an employee effective August 7, 2023. Ms. Reeves ceased to be an employee effective March 22, 2024. Ms. Tousi ceased to be an employee effective January 5, 2024.

68 • Illumina, Inc. 2024 Proxy Statement

Grants of Plan-Based Awards During Fiscal 2023

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Annual Cash Incentive) ($ in thousands)			Estimated Future Payouts Under Equity Incentive Plan Awards (PSUs): Number of Shares			All Other Stock Awards: Number of Shares or Stock or Units (#)	All Other Options Awards: Number of Shares or Stock or Units (#)	Exercise or Base Price of Awards ($/ share)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Award	Grant Date	Threshold	Target	Maximum	At Threshold	Target	Maximum

Jacob Thaysen	Cash(2)	—	—	—	—	—	—	—	—	—	—	—

	PSU(3)	October 5, 2023	—	—	—	8,786	17,572	30,751	—	—	—	2,844,553

	RSU(4)	October 5, 2023	—	—	—	—	—	—	7,531	—	—	1,050,047

Joydeep Goswami	Cash(2)	—	180	360	630	—	—	—	—	—	—	—

	PSU(5)	March 1, 2023	—	—	—	2,015	4,030	6,045	—	—	—	800,116

	PSU(3)	March 1, 2023	—	—	—	3,023	6,045	10,579	—	—	—	1,670,415

	RSU(6)	March 1, 2023	—	—	—	—	—	—	10,074	—	—	2,000,092

Charles Dadswell	Cash(2)	—	214	428	750	—	—	—	—	—	—	—

	PSU(5)	March 1, 2023	—	—	—	1,386	2,771	4,157	—	—	—	550,154

	PSU(3)	March 1, 2023	—	—	—	2,078	4,156	7,273	—	—	—	1,148,428

	RSU(6)	March 1, 2023	—	—	—	—	—	—	6,926	—	—	1,375,088

Carissa Rollins	Cash(2)	—	158	315	551	—	—	—	—	—	—	—

	PSU(5)	March 1, 2023	—	—	—	1,008	2,015	3,023	—	—	—	400,058

	PSU(3)	March 1, 2023	—	—	—	1,512	3,023	5,290	—	—	—	835,346

	RSU(6)	March 1, 2023	—	—	—	—	—	—	5,037	—	—	1,000,046

Francis deSouza	Cash(2)	—	774	1,547	2,708	—	—	—	—	—	—	—

	PSU(5)	March 1, 2023	—	—	—	6,296	12,592	18,888	—	—	—	2,500,016

	PSU(3)	March 1, 2023	—	—	—	9,444	18,888	33,054	—	—	—	5,219,321

	RSU(6)	March 1, 2023	—	—	—	—	—	—	31,480	—	—	6,250,039

Alex Aravanis	Cash(2)	—	188	375	656	—	—	—	—	—	—	—

	PSU(5)	March 1, 2023	—	—	—	2,015	4,030	6,045	—	—	—	800,116

	PSU(3)	March 1, 2023	—	—	—	3,023	6,045	10,579	—	—	—	1,670,415

	RSU(6)	March 1, 2023	—	—	—	—	—	—	10,074	—	—	2,000,092

Phil Febbo	Cash(1)	—	180	360	630	—	—	—	—	—	—	—

	PSU(5)	March 1, 2023	—	—	—	1,512	3,023	4,535	—	—	—	600,187

	PSU(3)	March 1, 2023	—	—	—	2,267	4,534	7,935	—	—	—	1,252,880

	RSU(6)	March 1, 2023	—	—	—	—	—	—	7,556	—	—	1,500,168

Kathryne Reeves	Cash(2)	—	165	330	578	—	—	—	—	—	—	—

	PSU(5)	March 1, 2023	—	—	—	1,386	2,771	4,157	—	—	—	550,154

	PSU(3)	March 1, 2023	—	—	—	2,078	4,156	7,273	—	—	—	1,148,428

	RSU(6)	March 1, 2023	—	—	—	—	—	—	6,926	—	—	1,375,088

Susan Tousi	Cash(2)	—	188	375	656	—	—	—	—	—	—	—

	PSU(5)	March 1, 2023	—	—	—	2,015	4,030	6,045	—	—	—	800,116

	PSU(3)	March 1, 2023	—	—	—	3,023	6,045	10,579	—	—	—	1,670,415

	RSU(6)	March 1, 2023	—	—	—	—	—	—	10,074	—	—	2,000,092

(1)

This reflects the grant date fair value of awards granted during fiscal 2023 and is computed in accordance with FASB ASC Topic 718. See footnote (1) to the Summary Compensation Table for additional information regarding the determination of the grant date fair value of PSUs.

(2)	Represents potential aggregate VCP payouts, at threshold, target and maximum performance, for 2023. Mr. Thaysen did not participate in VCP for 2023.
(3)

PSUs will vest in their entirety on December 28, 2025, based on 3-year Company Relative TSR performance against select companies in the Nasdaq Biotechnology Index the fiscal year ending December 28, 2025.

(4)

Stock award consists of RSUs that vest in equal parts on each anniversary of the grant date over three years. Vesting is subject to the individual’s continued service through the applicable vesting date.

(5)	PSUs will vest in their entirety on December 29, 2024, based on the achievement of a pre-determined EPS target through the fiscal year ending December 29, 2024.
(6)	Stock awards consist of RSUs that vest in four 25% increments on November 5th over four years. Vesting is subject to the individual’s continued service through the applicable vesting date.

Illumina, Inc. 2024 Proxy Statement • 69

Outstanding Equity Awards at Fiscal 2023 Year-End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(7)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Jacob Thaysen	—	—	—	—	—	17,572(4)	2,446,725

	—	—	—	7,531(5)	1,048,616	—	—

Joydeep Goswami	—	—	—	—	—	6,246(2)	869,693

	—	—	—	—	—	4,030(3)	561,137

	—	—	—	—	—	6,045(4)	841,706

	—	—	—	8,940(6)	1,244,806	—	—

Charles Dadswell	—	—	—	—	—	6,246(2)	869,693

	—	—	—	—	—	2,771(3)	385,834

	—	—	—	—	—	4,156(4)	578,681

	—	—	—	6,579(6)	916,060	—	—

Carissa Rollins	—	—	—	—	—	4,123(2)	574,087

	—	—	—	—	—	2,015(3)	280,569

	—	—	—	—	—	3,023(4)	420,923

	—	—	—	1,031(5)	143,556	—	—

	—	—	—	3,777(6)	525,909	—	—

Kathryne Reeves(8)	—	—	—	—	—	6,246(2)	869,693

	—	—	—	—	—	2,771(3)	385,834

	—	—	—	—	—	4,156(4)	578,681

	—	—	—	296(5)	41,215	—	—

	—	—	—	6,579(6)	916,060	—	—

Susan Tousi(9)	—	—	—	—	—	12,113(2)	1,686,614

	—	—	—	—	—	4,030(3)	561,137

	—	—	—	—	—	6,045(4)	841,706

	8,7509(7)	330.25	3/1/2029	—	—	—	—

	—	—	—	8,107(6)	1,128,819	—	—

(1)

Market value of stock awards was determined by multiplying the number of unvested shares by $139.24, which was the closing market price of our common stock on The Nasdaq Global Select Market on December 29, 2023, the last trading day of fiscal 2023.

(2)

This stock award consists of PSUs that vest at the end of a three-year performance period on December 29, 2024, and the number of shares issuable will range from 0% to 200% of the target shares subject to the award based on the Company’s performance relative to specified EPS targets at the end of the three-year performance period. The amount reflected as outstanding at fiscal 2023 year-end assumes target level of performance.

(3)

This stock award consists of PSUs that vest at the end of a three-year performance period on December 29, 2024, and the number of shares issuable will range from 0% to 150% of the target shares subject to the award based on the Company’s performance relative to specified EPS targets at the end of the three-year performance period. The amount reflected as outstanding at fiscal 2023 year-end assumes target level of performance.

(4)

This stock award consists of PSUs that vest at the end of a three-year performance period on December 28, 2025, and the number of shares issuable will range from 0% to 175% of the target shares subject to the award based on 3-year Company’s Relative TSR performance against select companies in the Nasdaq Biotechnology Index. The amount reflected as outstanding at fiscal 2023 year-end assumes target level of performance.

(5)

This stock award consists of RSUs that vest in equal installments on each anniversary of the grant date, with respect to Mr. Thaysen, over three years, and with respect to Mses. Rollins and Reeves, over four years.

(6)	This stock award consists of RSUs that vest in four 25% installments on November 5th over four years.
(7)	Options award consists of stock options granted on March 1, 2022 that vest in four 25% increments on March 1st over four years.
(8)	When Ms. Reeves ceased to be an Illumina employee in March 2024, her stock awards were forfeited.
(9)	When Ms. Tousi ceased to be an Illumina employee in January 2024, her stock awards and option awards were forfeited.

70 • Illumina, Inc. 2024 Proxy Statement

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Jacob Thaysen	—	—	—	—

Joydeep Goswami	—	—	4,132	475,056

Charles Dadswell	—	—	3,066	345,967

Carissa Rollins	—	—	1,604	221,615

Francis deSouza	—	—	—	—

Alex Aravanis	—	—	824	154,113

Phil Febbo	—	—	—	—

Kathryne Reeves	—	—	2,895	334,569

Susan Tousi	—	—	3,591	405,208

(1)

Value realized on vesting of stock awards is computed by multiplying (a) the closing market price of our common stock on The Nasdaq Global Select Market on the dates of vesting and (b) the number of shares underlying stock awards that became vested in fiscal 2023.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year ($)(1)	Illumina Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

Jacob Thaysen	—	—	—	—	—

Joydeep Goswami	175,000	994	103,361	—	725,837

Charles Dadswell	—	—	—	—	—

Carissa Rollins	406,039	865	16,371	—	574,313

Francis deSouza	—	—	200,435	(268,612)	1,074,448

Alex Aravanis	—	—	—	—	—

Phil Febbo	—	—	—	—	—

Kathryne Reeves	—	—	—	—	—

Susan Tousi	—	—	—	—	—

(1)

Amounts included in the Summary Compensation Table in the “Salary”, “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns. See disclosure under “Deferred Compensation Plan” on page 58 of this proxy statement for further details.

(2)	These amounts are not included in the Summary Compensation Table because plan earnings were not preferential or above market.

Illumina, Inc. 2024 Proxy Statement • 71

Potential Payments Upon a Termination or Change in Control

Based upon a hypothetical change-in-control date of December 31, 2023, the potential payments upon a qualifying termination following a change in control for our NEOs is quantified in the table below. For a full discussion of our change-in-control severance benefits, please refer to “Change-in-control Severance Agreements” on page 59 of this proxy statement.

Upon any termination of employment not in connection with a change in control, our NEOs are not entitled to receive any severance payments or benefits under any existing agreement or policy, except that upon certain terminations by Illumina, Mr. Thaysen would not be required to repay his make-whole bonus.

NEO(1)	Multiplier for Base Salary and Cash Incentives	Nature of Benefit	Payment following change in control and Subsequent Loss of Employment (within 2 years)($)
Jacob Thaysen	2x	Salary Severance(2)	2,000,000
	—	Cash Incentive Severance(3)	1,250,000
	—	Earned Compensation(4)	—
	—	Equity Compensation Acceleration(5)	3,495,342
	—	Pension/NQDC(6)	—
	—	Perquisites/Benefits(7)	86,689
		Total Benefit	6,832,031
Joydeep Goswami	1x	Salary Severance(2)	600,000
	—	Cash Incentive Severance(3)	360,000
	—	Earned Compensation(4)	180,000
	—	Equity Compensation Acceleration(5)	3,517,342
	—	Pension/NQDC(6)	725,837
	—	Perquisites/Benefits(7)	58,644
		Total Benefit	5,441,823
Charles Dadswell	1x	Salary Severance(2)	600,000
	—	Cash Incentive Severance(3)	428,400
	—	Earned Compensation(4)	214,200
	—	Equity Compensation Acceleration(5)	2,750,268
	—	Pension/NQDC(6)	—
	—	Perquisites/Benefits(7)	47,570
		Total Benefit	4,040,438
Carissa Rollins	1x	Salary Severance(2)	525,000
	—	Cash Incentive Severance(3)	330,000
	—	Earned Compensation(4)	157,500
	—	Equity Compensation Acceleration(5)	1,945,044
	—	Pension/NQDC(6)	574,313
	—	Perquisites/Benefits(7)	58,644
		Total Benefit	3,590,501
Kathryne Reeves	1x	Salary Severance(2)	550,000
	—	Cash Incentive Severance(3)	330,000
	—	Earned Compensation(4)	165,000
	—	Equity Compensation Acceleration(5)	2,791,484
	—	Pension/NQDC(6)	—
	—	Perquisites/Benefits(7)	30,718
		Total Benefit	3,867,202

72 • Illumina, Inc. 2024 Proxy Statement

NEO(1)	Multiplier for Base Salary and Cash Incentives	Nature of Benefit	Payment following change in control and Subsequent Loss of Employment (within 2 years)($)
Susan Tousi	1x	Salary Severance(2)	625,000
	—	Cash Incentive Severance(3)	375,000
	—	Earned Compensation(4)	187,500
	—	Equity Compensation Acceleration(5)	4,218,276
	—	Pension/NQDC(6)	—
	—	Perquisites/Benefits(7)	58,644
		Total Benefit	5,464,420
(1)

Former executives who were no longer employed with us on December 31, 2023 are excluded from the table. All amounts received by such individuals in respect of 2023 are disclosed in the Summary Compensation Table.

(2)	Reflects a lump sum payment of (a) the severance multiple multiplied by (b) the executive’s annual base salary.
(3)

Reflects a lump sum payment of the (a) the severance multiple multiplied by (b) the greater of (1) the executive’s target annual bonus (or if greater, the amount of actual bonus paid in the last fiscal year).

(4)	Reflects a lump sum payment of the executive’s earned but unpaid compensation.
(5)

The value of the RSUs and PSUs included here is based on the number of outstanding shares that would not ordinarily have vested by December 31, 2023, multiplied by $139.24 (the closing price of our common stock on December 29, 2023), with the number of shares issuable under each PSU award equal to 100% of the number of shares specified in the PSU agreement. In the case of Ms. Tousi, the value of stock options included here is zero (based on the $139.24 closing price of our common stock on December 29, 2023 less the exercise price of $330.25, such options were “underwater”).

(6)

As described above, under the Deferred Compensation Plan, upon a separation from service within 24 months of a change in control, each NEO will be entitled to his or her retirement benefit or termination benefit in a lump sum payment equal to the unpaid balance of all of his or her accounts.

(7)

Represents payment of (i) the executive’s group health insurance coverage premiums under COBRA, including coverage for the executive’s eligible dependents enrolled immediately prior to termination, for a maximum period of one year (two years for Mr. Thaysen) and (ii) professional outplacement services for up to two years following termination ($7,650 per six months for each executive officer).

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our principal executive officer’s annual total compensation to the annual total compensation of our median employee.

As of fiscal year end 2023, the principal executive officer of Illumina was our Chief Executive Officer, Jacob Thaysen. For fiscal 2023, the annual total compensation for Mr. Thaysen was $5,441,233 when annualizing his salary for his appointment on September 25, 2023 and adding the disclosed values of his sign-on bonus, stock awards and other amounts included in the All Other Compensation column of the Summary Compensation Table. The annual total compensation for our median employee was $135,426, resulting in an estimated pay ratio of 40:1.

In accordance with Item 402(u) of Regulation S-K, we identified the median employee by (i) aggregating for each applicable employee (A) annual base salary for permanent salaried employees, or hourly rate multiplied by expected annual work schedule, for hourly employees, as of December 31, 2023 (the median employee determination date), (B) the target bonus, commission, or incentive compensation for 2023, and (C) accounting value for all equity awards granted in 2023, and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all employees, excluding Mr. Thaysen, whether employed on a full-time, part-time, or seasonal basis.

Illumina, Inc. 2024 Proxy Statement • 73

Pay versus Performance
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and
Non-PEO
NEOs and Company performance for the fiscal years listed below. For further information concerning Illumina’s pay for performance philosophy and how Illumina aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis”.

Year	Summary Compensation Table Total for Francis deSouza 1 ($)	Summary Compensation Table Total for Charles Dadswell 1 ($)	Summary Compensation Table Total for Jacob Thaysen 1 ($)	Compensation Actually Paid to Francis deSouza 1,2,3 ($)	Compensation Actually Paid to Charles Dadswell 1,2,3 ($)	Compensation Actually Paid to Jacob Thaysen 1,2,3 ($)	Average Summary Compensation Table Total for Non-PEO NEOs 1 ($)	Average Compensation Actually Paid to Non-PEO NEOs 1,2,3 ($)	Value of Initial Fixed $100 Investment based on: 4		Net Income ($ Millions)	Core Illumina Revenue 5 ($ Millions)
									TSR ($)	Peer Group TSR ($)

2023	14,494,506	4,104,066	4,691,233	(8,142,898)	1,804,769	4,439,576	4,495,352	692,244	41.90	117.96	(1,161)	4,438

2022	26,752,197	—	—	(10,053,847)	—	—	5,772,066	(3,358,918)	60.85	112.78	(4,404)	4,553

2021	14,333,634	—	—	36,737,462	—	—	8,019,825	8,297,373	114.49	125.49	762	4,519

2020	11,733,593	—	—	(208,167)	—	—	3,571,019	540,066	111.35	125.46	656	3,239

(1)
Francis deSouza was our PEO for each year presented until June 2023. Charles Dadswell served as interim PEO until September 2023. Jacob Thaysen has been our PEO since September 2023. The individuals comprising the
Non-PEO
NEOs for each year presented are as follows:

•	2023: Mr. Goswami, Mses. Tousi, Reeves and Rollins, and Drs. Aravanis and Febbo served as Non-PEO NEOs.

•	2022: Messrs. Samad and Goswami, Ms. Tousi, and Drs. Aravanis and Febbo served as Non-PEO NEOs.

•	2021: Messrs. Ragusa, Dadswell, and Samad, Ms. Tousi, and Dr. Aravanis served as Non-PEO NEOs.

•	2020: Messrs. Van Oene and Samad, Ms. Tousi, and Dr. Aravanis served as Non-PEO NEOs.

(2)
The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)
Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards column set forth in the Summary Compensation Table.

Fiscal Year 2023	Summary Compensation Table Total for PEO ($)	Exclusion of Stock Awards for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)

Francis deSouza	14,494,506	(13,969,376)	(8,668,028)	(8,142,898)

Charles Dadswell	4,104,066	(3,073,670)	774,373	1,804,769

Jacob Thaysen	4,691,233	(3,894,603)	3,642,946	4,439,576
Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2023	4,495,352	(3,679,037)	(124,071)	692,244

74 •
Illumina, Inc.
 2024 Proxy Statement

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Fiscal Year 2023	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for PEO ($)	Total-Inclusion of Equity Values for PEO ($)
Francis deSouza	—	—	—	(162,161)	(8,505,867)	—	(8,668,028)
Charles Dadswell	1,577,968	(87,199)	—	(133,678)	(602,718)	—	774,373
Jacob Thaysen	3,642,946	—	—	—	—	—	3,642,946

Year	Average Year- End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non- PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non- PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non- PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2023	1,219,335	(233,209)	—	(56,302)	(1,053,895)	—	(124,071)

(4)
The Peer Group TSR set forth in this table utilizes the NASDAQ Biotechnology Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation
S-K
included in our Annual Report for the year ended December 31, 2023. The comparison assumes $100 was invested for the period starting December 29, 2019, through the end of the listed year in the Company and in the NASDAQ Biotechnology Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

(5)
We determined Core Illumina Revenue to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and
Non-PEO
NEOs in 2023. Core Illumina Revenue is defined, for purposes of the variable compensation program, as set forth above in the “Compensation Discussion and Analysis” section. This performance measure may not have been the most important financial performance measure for prior years and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Over the four-year period from 2020 to 2023, our TSR performance was lower than that of our peers and our stock price decreased, which contributed to a significant decrease in “Compensation Actually Paid” to our PEO and other NEOs in 2022 and 2023 compared to 2021. For 2020 to 2021, our TSR and net income showed a slight positive correlation to “Compensation Actually Paid”, which showed a larger increase because of the improvement in our financial outlook that drove a large increase in the year-end fair value of our PSUs. For 2021 through 2023, our TSR and net income showed a positive correlation to “Compensation Actually Paid” due to our emphasis on performance-based pay that ties our executive’s compensation to our stock price and financial performance. For 2020 to 2021, Core Illumina Revenue showed a positive correlation to “Compensation Actually Paid”, but an inverse correlation for 2021 through 2023.

Illumina, Inc.
 2024 Proxy Statement • 75

The following table presents the financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2023 to Company performance. See the “Performance-Based Cash Compensation” and “Long-Term Equity Compensation” sections of the Compensation Discussion & Analysis for a description of how these metrics were used in our executive compensation program. The measures in this table are not ranked.

Financial Performance Measures
Core Illumina Revenue
Earnings Per Share
Non-GAAP Operating Income

76 •
Illumina, Inc.
 2024 Proxy Statement

Advisory Vote on Compensation

Proposal 3: Advisory Vote to Approve the Compensation Provided to Our Named Executive Officers

As required by Section 14A of the Exchange Act, we are seeking an advisory vote to approve the compensation of the NEOs as disclosed in the “Compensation Disclosure and Analysis, the Summary Compensation Table, and the related compensation tables, notes and narrative in this proxy statement. Accordingly, stockholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the compensation provided to Illumina’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables, and narrative discussion, is hereby APPROVED.”

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 49 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our business objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 67 through 72, which provide detailed information on the compensation of our NEOs. The Board of Directors and the Compensation Committee of the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement has positively contributed to our recent results and long-term success.

At our prior annual meeting, our stockholders indicated, on an advisory vote basis, that they preferred that we hold Say on Pay votes on an annual basis (a frequency vote is required to be held at least once every six years). In light of these results, the Board of Directors has decided to hold future advisory votes on the compensation of named executive officers annually.

Vote Required for Approval

The vote is advisory and not binding on Illumina, the Board of Directors, or the Compensation Committee. Although not binding, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding executive compensation. Approval of the advisory resolution set forth above requires the affirmative “FOR” vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal. Abstentions will have the same effect as an “AGAINST” vote, while broker non-votes will have no effect on the outcome of the proposal. We provide our stockholders with this advisory vote to approve executive compensation on an annual basis. We expect that the next such vote will occur at the 2025 annual meeting of stockholders.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE FOREGOING RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION PROVIDED TO ILLUMINA’S NEOs

Illumina, Inc. 2024 Proxy Statement • 77

Our Leadership

Executive Officers

The following table sets forth the names, ages, positions, and business experience of our executive officers as of April 4, 2024:

Name	Age	Position	Year Joined Illumina	Recent Business Experience

Jacob Thaysen	48	Chief Executive Officer	2023	2023 – Present 2018 – 2023 2014 – 2018	Chief Executive Officer, Illumina SVP, President of Life Sciences & Applied Markets Group, Agilent Technologies SVP, President of Diagnostics & Genomics Group, Agilent Technologies

Steven Barnard	64	Chief Technology Officer	1998	2023 – Present 2015 – 2023 1998 – 2015	Chief Technology Officer, Illumina VP and Head of Global Advanced Science, Illumina VP, Chemistry, Illumina

Charles Dadswell	65	General Counsel & Secretary	2013	2013 – Present 2023 – 2023	General Counsel & Secretary, Illumina Interim Chief Executive Officer, Illumina

Joydeep Goswami	52	Chief Financial Officer and Chief Strategy and Corporate Development Officer	2019	2022 – Present	Chief Financial Officer and Chief Strategy and Corporate Development Officer, Illumina

				2021 – 2022	Chief Strategy and Corporate Development Officer, Illumina

				2019 – 2021	Senior Vice President Corporate Development & Strategic Planning, Illumina

				2016 – 2019	President, Clinical NGS & Oncology, Thermo Fisher Scientific

Patricia Leckman	60	Chief People Officer	2010	2023 – Present	Chief People Officer, Illumina

				2010 – 2023	VP, Human Resources, Illumina

				2006 – 2010	VP, HR Operations, NVIDIA

Kevin Pegels	57	Chief of Global Operations	2015	2021 – Present 2015 – 2021	Chief of Global Operations, Illumina Head of Global Supply Chain, Illumina

Carissa Rollins	54	Chief Information Officer	2022	2022 – Present 2021 – 2022 2017 – 2021	Chief Information Officer, Illumina Chief Information Officer, UnitedHealthcare Chief Information Officer, UnitedHealthcare Employer and Individual

				2016 – 2017	Chief Information Officer and Chief Human Resources Officer, Gander

78 • Illumina, Inc. 2024 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

Stock Ownership

The following table sets forth the number of shares of our common stock beneficially owned by each of our directors and director nominees and each named executive officer, and by all of our directors, director nominees, and executive officers as a group.

The information set forth below is as of March 22, 2024, and is based upon information supplied or confirmed by the named individuals. The address of each person named in the table below, except as otherwise noted, is c/o Illumina, Inc., 5200 Illumina Way, San Diego, California 92122.

Name	Common Stock Beneficially Owned(1)	Stock Options Exercisable Within 60 Days of March 22, 2024(2)	Total Common Stock Beneficially Owned(1)(2)	Percent of Common Stock(3)
Jacob Thaysen	7,330	0	7,330	*
Joydeep Goswami	9,969	0	9,969	*
Charles Dadswell	9,036	0	9,036	*
Carissa Rollins	1,835	0	1,835	*
Francis deSouza[4]	84,375	0	84,375	*
Alex Aravanis[5]	648	0	648	*
Phil Febbo[6]	3,957	0	3,957	*
Kathryne Reeves	5,521	0	5,521	*
Susan Tousi[8]	35,636	8,750	44,386	*
Stephen MacMillan	1,507	0	1,507	*
Frances Arnold	14,572	0	14,572	*
Caroline Dorsa	10,421	0	1,421	*
Robert Epstein	16,296	0	16,296	*
Scott Gottlieb	5,568	0	5,568	*
Gary Guthart	9,975	0	9,975	*
Anna Richo	0	0	0	*
Philip Schiller	13,693	0	13,693	*
Susan Siegel	8,008	0	8,008	*
Andrew Teno	1,532	0	1,532	*
Scott Ullem	1,507	0	1,507	*
All directors and executive officers as a group (22 persons, including those directors and executive officers named above)	264,382	8,750	273,132	*

*	Represents beneficial ownership of less than one percent (1%) of the issued and outstanding shares of common stock.
(1)

Includes shares of stock beneficially owned as of March 22, 2024. Also includes restricted stock and performance stock units, or RSUs and PSUs, vesting within 60 days of March 22, 2024. An RSU represents a conditional right to receive one share of our common stock at a specified future date.

(2)	Includes stock options that are exercisable as of March 22, 2024, and stock options that vest, or become exercisable, within 60 days of March 22, 2024.
(3)	Percentage ownership is based on 159,255,385 shares of common stock outstanding on March 22, 2024.
(4)	Mr. deSouza ceased to be an employee of Illumina effective June 11, 2023.
(5)	Dr. Aravanis ceased to be an employee of Illumina effective August 18, 2023. The address of Dr. Aravanis is c/o Moonwalk Biosciences, 2 Tower Place, 17th Floor South San Francisco, CA 94080.

Illumina, Inc. 2024 Proxy Statement • 79

(6)	Dr. Febbo ceased to be an employee of Illumina effective August 7, 2023. The address of Dr. Febbo is c/o Veracyte, 6925 Lusk Boulevard, Suite 300, San Diego, CA 92121.
(7)	Ms. Reeves ceased to be an employee of Illumina effective March 22, 2024.
(8)	Ms. Tousi ceased to be an employee of Illumina effective January 5, 2024. The address of Ms. Tousi is c/o 1810 Embarcadero Road, Suite 100, Palo Alto, CA 94303.

As of March 22, 2024, the following are the only persons known to us to be the beneficial owner of more than five percent of our common stock:

Name and Address of Beneficial Owner	Common Stock Beneficially Owned	Percent of Common Stock(1)

The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	18,177,520	11.4%

BlackRock, Inc.(3) 50 Hudson Yards New York, NY .10001	13,302,678	8.4%

(1)	Percentage ownership is based on 159,255,385 shares of common stock outstanding on March 22, 2024.
(2)

This information is based on a Schedule 13G/A filed with the SEC on February 13, 2024. The Vanguard Group reports that it has shared voting power with respect to 202,346 shares, sole dispositive power with respect to 17,503,900 shares, and shared dispositive power with respect to 673,620 shares.

(3)

This information is based on a Schedule 13G/A filed with the SEC on January 25, 2024. BlackRock reports that it has sole voting power with respect to 12,156,625 shares and sole dispositive power with respect to 13,302,678 shares.

Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and certain executive officers, and persons who own more than 10% of a registered class of the our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during fiscal 2023 year each of our applicable executive officers, directors, and greater than 10% beneficial owners were in compliance with the applicable Section 16(a) filing requirements, with the exception of one late filing on Form 4 for Mr. Ullem on June 6, 2023.

80 • Illumina, Inc. 2024 Proxy Statement

Users’ Guide

General Information

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Illumina, Inc. for the 2024 Annual Meeting of Stockholders. This proxy statement and accompanying proxy are being mailed to our stockholders on or about April 4, 2024, concurrently with the mailing of our annual report on Form 10-K for the fiscal year ended December 31, 2023.

How may I attend and participate in the annual meeting?

We will be hosting the 2024 annual meeting live via the internet only. There will not be a physical location for the annual meeting.

Our Board annually considers the appropriate format of our annual meeting. Our virtual annual meeting allows stockholders to submit questions and comments before and during the meeting. After the meeting, we will spend up to 15 minutes answering stockholder questions. Questions will be answered as the allotted time permits.

Our virtual format allows stockholders from around the world to participate and ask questions and for us to give thoughtful responses.

Any stockholder can listen to and participate in the annual meeting live via the internet at www.virtualshareholdermeeting.com/ilmn2024. Stockholders may begin submitting written questions through the internet portal at 9:45 a.m. (Pacific time) on May 16, 2024, and the webcast of the annual meeting will begin at 10:00 a.m. (Pacific time) that day.

Stockholders may also vote while connected to the annual meeting on the internet. You will need the control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials) in order to be able to vote your shares or submit questions.

Instructions on how to connect and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ilmn2024.

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted in the reminder email to be sent the day before the meeting.

If you do not have your control number, you will be able to listen to the meeting only — you will not be able to vote or submit questions.

What is the purpose of the annual meeting?	At our annual meeting, stockholders will act upon the matters described in this proxy statement. In addition, management will respond to questions from stockholders.

Illumina, Inc. 2024 Proxy Statement • 81

What am I voting on at the annual meeting?

Stockholders will be asked to vote on three proposals. The proposals are to:

1.  Elect eleven nominees to hold office for one year or until his or her successor is elected;

2.  Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2024; and

3.  Hold an advisory vote to approve the compensation provided to our “named executive officers” as disclosed in this proxy statement.

We will also transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Could other matters be decided at the annual meeting?	Management is not aware of any other matters that will be presented at the 2024 annual meeting. However, if any other matter not described in this proxy statement were to come before the annual meeting, the proxyholders appointed by the Board of Directors will have the discretion to vote on those matters for you.

What is the recommendation of the Board on each of the matters scheduled to be voted on at the annual meeting?

The Board of Directors recommends that you vote your shares as follows:

•  FOR each of the nominees to the Board of Directors (Proposal 1);

•  FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2024 (Proposal 2); and

•  FOR approval, on an advisory basis, of an annual advisory vote on the compensation provided to our “named executive officers” (Proposal 3).

Who can vote at the annual meeting?

Only stockholders of our common stock as of March 22, 2024, the record date, are entitled to notice of and to vote on the matters listed in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders.

At the close of business on the record date, there were 159,255,385 shares of common stock outstanding and entitled to vote.

You have one vote for each share of common stock that you hold. A list of stockholders entitled to vote at the annual meeting will be available for examination at our principal executive offices at 5200 Illumina Way, San Diego, California 92122 the address listed above for a period of at least 10 days prior to the annual meeting, and during the annual meeting such list will be available for examination at www.virtualshareholdermeeting.com/ilmn2024.

82 • Illumina, Inc. 2024 Proxy Statement

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholders of Record. You are a stockholder of record if, at the close of business on the record date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A.

Beneficial Owner. You are a beneficial owner if, at the close of business on the record date, you hold your shares through a brokerage firm or other nominee and not in your name . Being a beneficial owner means that, like many of our stockholders, your shares are held in “street name”. As the beneficial owner, you have the right to direct your broker or other nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or other nominee with instructions on how to vote your shares, your broker or other nominee may be able to vote your shares with respect to some of the proposals, but not all. Please see “What will happen if I do not vote my shares?” below for additional information.

Illumina, Inc. 2024 Proxy Statement • 83

How do I vote and what are the voting deadlines?	Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares.
Via the Internet. You may vote at www.proxyvote.com, 24 hours a day, seven days a week, prior to 11:59 p.m. (Eastern time) on May 15, 2024.
By Telephone. You may vote using a touch-tone telephone by calling: 1-800-690-6903, 24 hours a day, seven days a week, prior to 11:59 p.m. (Eastern time) on May 15, 2024.

By Mail. If you received printed proxy materials, you may submit your vote by completing, signing, and dating each proxy card received and returning it in the prepaid envelope to be received no later than May 15, 2024.

During the Annual Meeting. Instructions on how to vote while participating in our annual meeting live via the internet are posted at www.virtualshareholdermeeting.com/ilmn2024. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

If you vote via the internet or by telephone, your electronic vote authorizes the named proxyholders in the same manner as if you signed, dated, and returned your proxy card. If you vote via the internet or by telephone, you do not need to return your proxy card.

Beneficial Owners. If you are a beneficial owner of your shares, you should have received a Notice of Internet Availability of Proxy Materials or voting instructions from the broker or other nominee through which you hold your shares. You should follow the instructions in the Notice of Internet Availability of Proxy Materials or voting instructions provided by your broker or other nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and internet voting will depend on the voting process of the broker or other nominee. You may also obtain a “legal proxy” from your broker, bank, or other nominee and register to attend and vote at the annual meeting by going to www.virtualshareholdermeeting.com/ilmn2024 Even if you wish to attend virtually, we urge you to vote your shares in advance of the annual meeting by following the instructions on your voting instruction form.

84 • Illumina, Inc. 2024 Proxy Statement

Can I revoke or change my vote after I submit my proxy?

Stockholders of Record. If you are a stockholder of record, you may revoke or change your vote at any time before the final vote at the annual meeting by:

•  signing and returning a new proxy card with a later date;

•  submitting a later-dated vote by telephone or via the internet — only your latest internet or telephone proxy received by 11:59 p.m. (Pacific time) on May 15, 2024, will be counted;

•  participating in the annual meeting live via the internet and voting again; or

•  delivering a written revocation to our Corporate Secretary at Illumina, Inc., 5200 Illumina Way, San Diego, California 92122, Attention: Corporate Secretary to be received no later than May 16, 2024 (before the closing of the polls).

Beneficial Owners. If you are a beneficial owner of your shares, you must contact the broker or other nominee through which you hold your shares and follow their instructions for revoking or changing your vote.

What will happen if I do not vote my shares?

Stockholders of Record. If you are the stockholder of record and you do not vote by proxy card, by telephone, via the internet before the annual meeting, or during the annual meeting via live webcast, your shares will not be voted at the annual meeting.

Beneficial Owners. If you are the beneficial owner of your shares, your broker or other nominee may vote your shares only on those matters on which it has discretion to vote. Under the applicable rules, your broker or other nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1 and 3. However, your broker or other nominee does have discretion to vote your shares on routine matters such as Proposal 2. The broker’s inability to vote on non-routine matters for which the broker has not received instructions from the beneficial owner is referred to as a “broker non-vote”. Please see “What is a ‘broker non-vote’?” below for more information.

Illumina, Inc. 2024 Proxy Statement • 85

What if I submit a proxy card but do not submit voting instructions?

If you are a registered holder and properly sign and return your proxy card or complete your proxy via Internet, your shares will be voted as you direct. If you sign and return your proxy card but do not specify how you want your shares voted, they will be voted FOR the election of all nominees for director as set forth under “Vote for Us — Proposal 1: Election of Directors”, FOR the ratification of the appointment of the independent registered public accountants, and FOR the advisory vote on executive compensation. Despite this, the Board urges you to mark your proxy card in accordance with the Board’s recommendations.

If you are a beneficial holder and properly mark, sign and return your voting instruction form or complete your proxy via Internet, your shares will be voted as you direct your bank or broker. However, if you sign and return your voting instruction form but do not specify how you want your shares voted with respect to the Election of Directors, then your shares may be voted in line with the Board’s recommendation with respect to the proposal, i.e., “FOR” the eleven (11) nominees proposed by your Board and named in this proxy statement, depending on the bank or broker through which you hold your shares, as set forth under “Vote for Us — Proposal 1: Election of Directors”, FOR the ratification of the appointment of the independent registered public accountants, and FOR the advisory vote on executive compensation. The Board strongly urges you to mark your voting instruction form in accordance with the Board’s recommendations.

What is a “broker non-vote”?	Under applicable rules, brokers who have record ownership of listed Company stock held in brokerage accounts for their clients who beneficially own the shares and who do not receive voting instructions from their clients have the discretion to vote uninstructed shares held by such clients on certain matters (“routine matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-routine matters”). Under applicable interpretations, Proposals 1 and 3 are considered non-routine matters and Proposal 2 is considered a routine matter.

What is the effect of a broker non-vote?	Broker non-votes will not be counted in determining the outcome of the vote on each of the non-routine items, although they will count for purposes of determining whether a quorum is present at the meeting. Therefore, broker non-votes will be counted for purposes of calculating whether a quorum is present at the annual meeting because brokers will have discretionary authority to vote on Proposal 2 in certain circumstances. Broker non-votes will not be counted for purposes of determining the number of votes cast or present in person or represented by proxy and entitled to vote with respect to the election of directors and the approval of the compensation provided to our NEOs non-discretionary matters (Proposals 1 and 3), but will be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to the ratification the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal 2). Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on Proposals 1 and 3.

What is an “abstention”?

An abstention occurs on a matter when a stockholder returns a proxy card marked “ABSTAIN” (or otherwise submits a voting instruction to abstain) as to such matter. Merely leaving a proposal blank on the proxy card does not result in an abstention.

86 • Illumina, Inc. 2024 Proxy Statement

What is the effect of an abstention?.

Abstentions will be counted as present and entitled to vote for purposes of determining whether a quorum is present at the annual meeting. Abstentions will have no effect on the election of directors (Proposal 1), but will have the same effect as an “AGAINST” vote with respect to the ratification of Ernst & Young LLP as our independent registered public accounting firm and the approval of the compensation provided to our NEOs (Proposals 2 and 3).

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail regarding the internet availability of proxy materials instead of a full set of printed proxy materials?	Pursuant to rules adopted by the SEC, we are making this proxy statement available to our stockholders electronically via the internet. On or about April 4, 2024, we will mail the Notice of Internet Availability of Proxy Materials to stockholders who held shares at the close of business on the record date, other than those stockholders who previously requested paper delivery or other forms of electronic communications from us. The Notice of Internet Availability of Proxy Materials contains instructions on how to access an electronic copy of our proxy materials, including this proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2023. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of the proxy statement. We believe that this process will allow us to provide you with the information you need in a timely manner, while conserving natural resources and lowering the costs of printing and distributing our proxy materials.

What does it mean if I receive more than one proxy card or Notice of Internet Availability of Proxy Materials?	If you receive more than one proxy card or Notice of Internet Availability of Proxy Materials, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability of Proxy Materials on how to access each proxy card and vote each proxy card over the internet or by telephone. If you received paper proxy materials by mail, please complete, sign, and return each proxy card to ensure that all of your shares are voted.

Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?	No. The Notice of Internet Availability of Proxy Materials only identifies the items to be voted on at the annual meeting. You cannot vote by marking the Notice of Internet Availability of Proxy Materials and returning it. The Notice of Internet Availability of Proxy Materials provides instructions on how to cast your vote. For additional information please see “How do I vote and what are the voting deadlines?” above.

Illumina, Inc. 2024 Proxy Statement • 87

How is a quorum obtained, and why is a quorum required?	Under applicable state law and our governing instruments, we may only hold the annual meeting if a quorum is present. A quorum will be present if holders of a majority of the issued and outstanding shares of common stock entitled to vote at the annual meeting are present or represented by proxy at the meeting. As of the close of business on the record date, we had 159,255,385 shares of common stock outstanding and entitled to vote at the annual meeting, meaning that 79,627,693 shares of common stock must be represented in person or by proxy to have a quorum. If a quorum is not present at the annual meeting, the meeting may be adjourned until a quorum is obtained. If you are a stockholder of record and submit a proxy, your shares will be counted to determine whether we have a quorum even if you abstain or fail to provide voting instructions on any of the proposals described in this proxy statement and listed on the proxy card. If your shares are held in the name of your broker or other nominee, and you do not tell your broker or other nominee how to vote your shares, these shares will be counted for purposes of determining if a quorum is present. Abstentions will be counted for purposes of determining whether a quorum is present.

How many votes are required to approve each proposal?
Proposal	Vote Required	Votes that May be Cast	Board of Directors’ Recommendation

Proposal 1 — Election of eleven nominees to the Board of Directors	A nominee for director will be elected if the votes cast FOR such nominee exceed the votes cast AGAINST such nominee	FOR, each nominee AGAINST, each nominee ABSTAIN, each nominee Shares voted “ABSTAIN” will have no effect on the election of directors	FOR each nominee

Proposal 2 — Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2024	Majority of the shares present in person or represented by proxy and entitled to vote on the proposal must vote FOR in order for this proposal to pass	FOR AGAINST ABSTAIN If you abstain from voting on this proposal, the abstention will have the same effect as an “AGAINST” vote	FOR

Proposal 3 — Advisory vote to approve the compensation provided to our “named executive officers” as disclosed in this proxy statement	Majority of the shares present in person or represented by proxy and entitled to vote on the proposal must vote FOR in order for this proposal to pass	FOR AGAINST ABSTAIN If you abstain from voting on this proposal, the abstention will have the same effect as an “AGAINST” vote	FOR

88 • Illumina, Inc. 2024 Proxy Statement

How can I find the voting results of the annual meeting?	Preliminary results will be announced at the annual meeting. Final results will also be published in a current report on Form 8-K to be filed with the SEC within four business days after the annual meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Who is conducting this proxy solicitation?

Illumina’s Board of Directors is soliciting your vote for matters being submitted for stockholder approval at the annual meeting. Solicitation may be made by our directors, officers, and other Illumina employees telephonically, electronically, or by other means of communication. Directors, officers, and employees who help us in the solicitation will not be separately compensated for those services, but they may be reimbursed by Illumina for their out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed by Illumina for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. The total cost of the solicitation will be borne by Illumina.

We have retained Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, to aid in the solicitation. Pursuant to Illumina’s agreement with Innisfree, they will, among other things, provide advice regarding proxy solicitation issues and solicit proxies from Illumina’s stockholders on Illumina’s behalf in connection with the annual meeting. For these and related advisory services, we will pay Innisfree a fee of approximately $20,000 and reimburse them for certain out-of-pocket disbursements and expenses. Illumina has agreed to indemnify Innisfree against certain liabilities relating to, or arising out of, its engagement.

Stockholder Proposals for our 2025 Annual Meeting

Under SEC Rule 14a-8, a stockholder who intends to present a proposal at our 2025 annual meeting of stockholders (other than a director nomination) and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to our principal executive offices. The proposal must be received no later than December 5, 2024. If we change the date of the 2025 annual meeting of stockholders by more than 30 days from the one-year anniversary of the 2024 annual meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2025 annual meeting of stockholders. The proposal and its proponent must satisfy all applicable requirements of Rule 14a-8.

Our bylaws permit a stockholder or group of stockholders (up to 20) who have owned at least three percent of our common stock continuously for at least three years to submit director nominees (up to the greater of two nominees or 20% of the Board rounded down to the nearest whole number, as determined in accordance with the bylaws) for inclusion in our proxy statement if the nominating stockholder(s) satisfies the requirements specified in the bylaws. With respect to stockholder nominees for director election submitted for inclusion in our proxy statement for our 2025 annual meeting, written notice of nominations by the stockholder proponent(s) must comply with our bylaws and must be delivered to, or mailed to and received by, our Corporate Secretary between November 5, 2024, and December 5, 2024. These deadlines are based on the 150th day and 120th day, respectively, before the one-year anniversary of the date of the proxy statement for the 2024 annual meeting (which date is April 4, 2025). In the event that the date of the 2025 annual meeting is advanced by more than 30 days or delayed by more than 60 days from April 4, 2025, written notice of nominations by the stockholder proponent(s) must be so delivered not earlier than the 150th day prior to the

Illumina, Inc. 2024 Proxy Statement • 89

2025 annual meeting and not later than the close of business on the later of (a) the 120th day prior to the 2025 annual meeting and (b) the 10th day following the day on which public announcement of the date of the 2025 annual meeting is first made to be timely. The ability to include a nominee in our proxy statement is subject to the terms and conditions set forth in our bylaws.

With respect to stockholder nominees for director election at our 2025 annual meeting (other than nominees submitted for inclusion in our proxy materials) and stockholder proposals for consideration at our 2025 annual meeting that are not submitted for inclusion in our proxy materials under Rule 14a-8, written notice of nominations and proposals must be provided by the stockholder proponent to us in accordance with our bylaws. The notice must be delivered to, or mailed to and received by, our Corporate Secretary between January 16, 2025, and February 15, 2025 and must comply with all applicable provisions of our bylaws. If, however, the date of the 2025 annual meeting is advanced more than 30 days prior to or delayed more than 60 days after May 16, 2025, then to be timely such notice must be received not later than the close of business on the later of the 90th day prior to the date of the 2025 annual meeting or the 10th day following the date of public disclosure of the date of the 2025 annual meeting. You may obtain a copy of our bylaws by writing to the Corporate Secretary at the address shown on the cover of this proxy statement.

Other Matters

As of the date of this proxy statement, we know of no other matters that will be presented for consideration at the annual meeting. If any other matters not described in this proxy statement properly come before the meeting, it is the intention of the proxy agent named in the enclosed form of proxy to vote the shares represented as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

Householding

Our annual report on Form 10-K for the fiscal year ended December 31, 2023, including our audited financial statements for fiscal 2023, is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, in certain circumstances only one annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, will be mailed to multiple stockholders sharing an address unless we receive contrary instructions from one or more of the stockholders sharing an address. If your household has received only one annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, we will deliver promptly a separate copy of the annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, to any stockholder who sends a written request to the Corporate Secretary of Illumina, Inc. at 5200 Illumina Way, San Diego, California 92122, Attention: Corporate Secretary, or makes an oral request to the office of the Corporate Secretary at (858) 202-4500. If your household is receiving multiple copies of our annual reports, proxy statements, or Notices of Internet Availability of Proxy Materials and you wish to request delivery of a single copy, you may send a written request to Illumina, Inc., 5200 Illumina Way, San Diego, California 92122, Attention: Corporate Secretary.

Where You Can Find More Information

We maintain an internet site at www.illumina.com. We use our website as a channel of distribution of material Company information. Our website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this proxy statement.

90 • Illumina, Inc. 2024 Proxy Statement

Forward Looking Statements

This proxy statement contains, and our officers and representatives may from time to time make, “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “continue,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “potential,” “predict,” “should,” “will,” or similar words or phrases, or the negatives of these words, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward looking. Among the important factors to which our business is subject that could cause actual results to differ materially from those in any forward-looking statements are: (i) changes in the rate of growth in the markets we serve; (ii) the volume, timing and mix of customer orders among our products and services; (iii) our ability to adjust our operating expenses to align with our revenue expectations; (iv) our ability to manufacture robust instrumentation and consumables; (v) the success of products and services competitive with our own; (vi) challenges inherent in developing, manufacturing, and launching new products and services, including expanding or modifying manufacturing operations and reliance on third-party suppliers for critical components; (vii) the impact of recently launched or pre-announced products and services on existing products and services; (viii) our ability to modify our business strategies to accomplish our desired operational goals; (ix) our ability to realize the anticipated benefits from prior or future actions to streamline and improve our R&D processes, reduce our operating expenses and maximize our revenue growth; (x) our ability to further develop and commercialize our instruments, consumables, and products; (xi) to deploy new products, services, and applications, and to expand the markets for our technology platforms; (xii) the risks and costs associated with our ongoing inability to integrate GRAIL due to the transitional measures imposed on us by the European Commission as a result of their prohibition of our acquisition of GRAIL and orders issued by the European Commission and the Federal Trade Commission requiring that we divest GRAIL; (xiii) the risks and costs associated with the expected divestment of GRAIL, including the possibility that the terms on which we divest all or a portion of the assets or equity interests of GRAIL are materially worse than those on which we acquired GRAIL; (xiv) our ability to satisfy the necessary conditions to consummate the divestiture of GRAIL on a timely basis or at all, due to the requirements set by the European Commission; (xv) the risk that disruptions from the consummation of our acquisition of GRAIL and associated legal or regulatory proceedings, including appeals, or obligations will harm our business, including current plans and operations; (xvi) the risk of incurring additional fines associated with the consummation of our acquisition of GRAIL; (xvii) our ability to obtain approval by third-party payors to reimburse patients for our products; (xviii) our ability to obtain regulatory clearance for our products from government agencies; (xix) our ability to successfully partner with other companies and organizations to develop new products, expand markets, and grow our business; (xx) uncertainty, or adverse economic and business conditions, including as a result of slowing or uncertain economic growth or armed conflict; (xxi) the application of generally accepted accounting principles, which are highly complex and involve many subjective assumptions, estimates, and judgments and (xxii) legislative, regulatory and economic developments, together with other factors detailed in our filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-K and 10-Q, or in information disclosed in public conference calls, the date and time of which are released beforehand. We undertake no obligation, and do not intend, to update these forward-looking statements, to review or confirm analysts’ expectations, or to provide interim reports or updates on the progress of the current quarter.

Illumina, Inc. 2024 Proxy Statement • 91

Annex A – Reconciliation of Non-GAAP Measures

Statement Regarding Use of Non-GAAP Financial Measures

The company has included in this proxy statement non-GAAP results for operating profit in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The company’s financial measures under GAAP include substantial charges that are listed in the itemized reconciliations between GAAP and non-GAAP financial measures included in this proxy statement. Management has excluded the effects of these items in non-GAAP measures to assist investors in analyzing and assessing past and future operating performance.

The company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP results are presented below.

Illumina, Inc.

Results of Operations - Core Illumina Non-GAAP

(Dollars in millions)

(unaudited)

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP OPERATING PROFIT:

	Year Ended
	December 31, 2023	January 1, 2023	% Change

GAAP operating profit	$552	$481	15%
Amortization of acquired intangible assets	58	39
Acquisition-related expenses (b)	90	116
Legal contingency and settlement (c)	20	619
Contingent consideration liabilities (d)	(24)	(205)
Restructuring (e)	151	31
Proxy contest	32	—
Intangible (IPR&D) impairment (f)	6	—

Non-GAAP operating profit (a)	$885	$1,081	(18)%

All amounts in tables are rounded to the nearest millions, except as otherwise noted. As a result, certain amounts may not recalculate using the rounded amounts provided.

(a)

Non-GAAP operating profit excludes the effects of the pro forma adjustments as detailed above. Management has excluded the effects of these items in these measures to assist investors in analyzing and assessing past and future operating performance related to our Core Illumina segment.

(b)	Amounts consist primarily of legal expenses related to the acquisition of GRAIL.
(c)

Amount for FY 2023 consists of accrued interest on the fine imposed by the European Commission, a loss related to a patent litigation settlement in Q1 2023, an adjustment recorded in Q2 2023 to our accrual for the fine imposed by the European Commission in July 2023, and a gain related to a patent litigation settlement in Q3 2023. Amount for FY 2022 consists of a expense of $145 million related to the settlement of our litigation with BGI, a legal accrual related to our litigation with RavGen, and an adjustment made to our previously recorded legal accrual for the fine that the European Commission imposed on us.

(d)	Amounts consist primarily of fair value adjustments for our contingent consideration liability related to GRAIL.
(e)	Amounts consist primarily of lease and other asset impairments and employee severance costs related to restructuring activities.
(f)	Amount for FY2023 consists of an IPR&D intangible asset impairment related to our Core Illumina segment.

92 • Illumina, Inc. 2024 Proxy Statement

ILLUMINA, INC.

5200 ILLUMINA WAY

SAN DIEGO, CA 92122

ATTN: SALLI SCHWARTZ

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/15/2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/15/2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain

1A Frances Arnold, Ph.D.	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain

1B Caroline D. Dorsa	☐	☐	☐

2   To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 29, 2024.

3   To approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Proxy Statement.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. You may attend the Meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked with the arrow on your proxy card or Notice of Internet Availability of Proxy Materials available and follow the instructions.

					☐	☐	☐
1C Robert S. Epstein, M.D.	☐	☐	☐
1D Scott Gottlieb, M.D.	☐	☐	☐
1E Gary S. Guthart, Ph.D.	☐	☐	☐		☐	☐	☐
1F Stephen P. MacMillan	☐	☐	☐
1G Anna Richo	☐	☐	☐
1H Philip W. Schiller	☐	☐	☐
1I Susan E. Siegel	☐	☐	☐
1J Jacob Thaysen, Ph.D.	☐	☐	☐
1K Scott B. Ullem	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

www.virtualshareholdermeeting.com/ilmn2024

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K are available at www.proxyvote.com

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ILLUMINA, INC.

Annual Meeting of Stockholders

May 16, 2024, 10:00 AM Pacific Time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jacob Thaysen and Charles Dadswell as proxies, and each of them with power to act without the other and with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated herein, all of the shares of common stock of ILLUMINA, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held via live webcast at www.virtualshareholdermeeting.com/ILMN2024 at 10:00 AM Pacific Time on Thursday, May 16, 2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side